Exhibit 10.17

THE COVE

LEASE

This Lease (the “Lease”), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information below (the “Summary”), is made by and between HCP OYSTER POINT III, LLC, a Delaware limited liability company (“Landlord”), and ENCARDA, INC., a Delaware corporation (“Tenant”). The Tenant originally named in the foregoing sentence may be referred to in this Lease as the “Original Tenant.”

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Effective Date:	September 17, 2024

2. Building; Premises; Project (Article 1).

2.1 Building:	That certain Building containing approximately 175,830 rentable square feet of space (“RSF”) located at 131 Oyster Point Boulevard, South San Francisco, California 94080.

2.2 Premises:	Approximately 35,943 rentable square feet of space located on the second (2nd) floor of the Building and commonly known as #2, as further set forth in Exhibit A to the Lease.

2.3 Project:	The office / laboratory development, commonly referred to as “The Cove”, and consisting of the Building, the Common Areas, other buildings and land upon which such development is located, and any other building(s) and land from time to time designated by Landlord.

3. Lease Term (Article 2).

3.1 Lease Term:	Sixty-six (66) full calendar months.

3.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises and (ii) the date that is fifteen (15) days after the Delivery Date (as that term is defined in Section 1.1.1 of this Lease). The Delivery Date is currently anticipated to be August 30, 2024 (the “Anticipated Delivery Date”). Tenant shall have certain early entry rights during that certain 15-day period between the Delivery Date and the Lease Commencement Date pursuant to Section 2.4 of the Lease.

3.3 Lease Expiration Date:	The last day of the sixty-sixth (66th) full calendar month following the Lease Commencement Date.

3.4 Option Term(s):	Tenant has one (1) option (the “Extension Option”) to extend the Lease Term for a period of five (5)-years (the “Option Term”), as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent (Article 3):

Months of Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot*
1 – 12*	$2,480,067.00	$206,672.25	$5.75
13 – 24	$2,566,869.35	$213,905.78	$5.95
25 – 36	$2,656,709.77	$221,392.48	$6.16
37 – 48	$2,749,694.61	$229,141.22	$6.38
49 – 60	$2,845,933.93	$237,161.16	$6.60
61 – 66	$2,945,541.61	$245,461.80	$6.83

*

The amounts identified in the column entitled “Approximate Monthly Base Rent per Rentable Square Foot” are rounded amounts and are provided for informational purposes only. The amounts identified in the columns entitled “Annual Base Rent” and “Monthly Installment of Base Rent” shall control.

**

Subject to and in accordance with the terms set forth in Section 3.2 of this Lease, Tenant shall have no obligation to pay the Base Rent with respect to the Premises which is attributable to the first ten (10) full calendar months of the Lease Term; provided, however, Tenant shall be required to pay Tenant’s Share of Direct Expenses attributable to such period, as well as for all utilities and other services.

5. Special Allowance (Exhibit B):	Up to, but not exceeding $718,860.00 (i.e., $20.00 per rentable square foot of the Premises), subject to the terms of the Tenant Work Letter attached hereto as Exhibit B.

6. Tenant’s Share (Article 4):	20.44%

7. Permitted Use (Article 5):	The Premises shall be used only for general office, research and development, vivarium, engineering, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in South San Francisco, California (“First Class Life Sciences Projects”), and (ii) in compliance with, and subject to, Applicable Laws (as that term is defined in Article 24) and the terms of this Lease.

8. Letter of Credit (Letter of Credit Rider):	$413,344.50.

9. Parking (Article 28):	Ninety-one (91) unreserved parking spaces (i.e., two point five (2.5) unreserved parking spaces for every 1,000 rentable square feet of the Premises).

10. Address of Tenant (Section 29.18):

EnCarda, Inc.

515 Quietwood Dr.

San Rafael, CA 94903

Attention: Oliver Sjahsam

(Prior to Lease Commencement Date)

and

EnCarda, Inc.

131 Oyster Point Boulevard, #2

South San Francisco, California 94080

Attention: Oliver Sjahsam

(After Lease Commencement Date)

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12. Broker(s) (Section 29.24):	Representing Landlord and Tenant: CBRE, Inc.

14. Amount Due Upon Lease Execution:	$206,672.25, as first month’s Base Rent $94,673.55, as first month’s estimated Direct Expenses $301,345.80 Total

1. PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises; Tender of Possession; Late Delivery/Completion Remedies; Initial Good Working Order and Compliance; Building Systems Warranty.

1.1.1.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The outline of the “Building” and the “Project,” as those terms are defined in Section 1.1.2 below, are further depicted on the site plan attached hereto as Exhibit A-1 (the “Site Plan”). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.

1.1.1.2 Tender of Possession. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall tender possession of the Premises to Tenant in its existing, broom clean and otherwise “as is” condition, free of occupancy rights of others, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Landlord shall be deemed to have tendered possession of the Premises to Tenant upon the date (the “Delivery Date”) that Landlord delivers the Premises to Tenant with Landlord’s Delivery Work Substantially Completed (as those terms are defined in the Tenant Work Letter), and no action by Tenant shall be required therefor. If Landlord does not deliver possession of the Premises to Tenant with Landlord’s Delivery Work Substantially Completed on or before the Anticipated Delivery Date set forth in Section 3.2 of the Summary as the Anticipated Delivery Date (or any other particular date) in the condition required by the Tenant Work Letter, then, except as expressly set forth in Section 1.1.1.3 below, Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected.

1.1.1.3 Late Delivery/Completion Remedies.

(a) For Landlord’s Delivery Work.

(i) Abatement Remedy. Notwithstanding Section 1.1.1.2 above to the contrary, if Landlord fails to cause the Delivery Date to occur on or before the date that is sixty (60) days after the Anticipated Delivery Date (the “First Outside Delivery Date”), which First Outside Delivery Date shall be extended day for day for each day Landlord fails to cause the Delivery Date to occur as a direct result of any Tenant Delivery Work Delays (as defined in the Tenant Work Letter), and/or any events of Force Majeure (as defined below), then Landlord shall abate one (1) day of Base Rent for every one (1) day of delay that Landlord fails to cause the Delivery Date to occur beyond the First Outside Delivery Date (as so extended). Except as expressly provided in Section 1.1.1.3(a)(ii) below, the abatement right afforded to Tenant under this Section 1.1.1.3(a)(i) shall be Tenant’s sole and exclusive remedy for Landlord’s failure to cause the Delivery Date to occur by the First Outside Delivery Date (as so extended).

(ii) Termination Remedy. Notwithstanding Section 1.1.1.2 above to the contrary, if Landlord fails to cause the Delivery Date to occur on or before the date that is one hundred twenty (120) days after the Anticipated Delivery Date (the “Second Outside Delivery Date”), which Second Outside Delivery Date shall be extended day for day for each day Landlord fails to cause the Delivery Date to occur as a direct result of any Tenant Delivery Work Delays, and/or any events of Force Majeure, then Tenant, as its sole and exclusive remedy for such failure (without limiting Tenant’s abatement rights set forth in Section 1.1.1.3(a)(i) above), may, at Tenant’s election, terminate this Lease effective upon the date that is twenty (20) days after written notice of termination (the “Delivery Work Termination Notice”) is delivered by Tenant to Landlord, so long as the Delivery Work Termination Notice is delivered by Tenant to Landlord on or before the date that is the earlier of (A) ten (10) days after the Second Outside Delivery Date (as may be so extended) and (B) the date that Landlord causes the Delivery Date to occur; provided, however, the Delivery Work Termination Notice shall be nullified if Landlord causes the Delivery Date to occur within such ten (10) day period, in which event this Lease shall continue in full force and effect. If this Lease is terminated pursuant to the foregoing provisions of this Section 1.1.1.3(a)(ii), then the parties shall be discharged from all obligations accruing under this Lease after the effective date of such termination and Landlord shall return the L-C to Tenant on or before the date that is thirty (30) days after such termination.

(b) For Tenant Improvements.

(i) Abatement Remedy. Notwithstanding Section 1.1.1.2 above to the contrary, if Landlord fails to cause Substantial Completion of the Tenant Improvements to occur on or before the date that is ninety (90) days after the Anticipated TI Completion Date (as defined in the Tenant Work Letter attached hereto) (the “First Outside Completion Date”), which First Outside Completion Date shall be extended day for day for each day Landlord fails to cause Substantial Completion of the Tenant Improvements to occur as a direct result of any Tenant TI Delays, and/or any events of Force Majeure, then Landlord shall abate one (1) day of Base Rent for every one (1) day of delay that Landlord fails to cause Substantial Completion of the Tenant Improvements to occur beyond the First Outside Completion Date (as so extended). Except as expressly provided in Section 1.1.1.3(b)(ii) below, the abatement right afforded to Tenant under this Section 1.1.1.3(b)(i) shall be Tenant’s sole and exclusive remedy for Landlord’s failure to cause Substantial Completion of the Tenant Improvements to occur by the First Outside Completion Date (as so extended).

(ii) Termination Remedy. Notwithstanding Section 1.1.1.2 above to the contrary, if Landlord fails to cause Substantial Completion of the Tenant Improvements to occur on or before the date that is one hundred eighty (180) days after the Anticipated TI Completion Date (the “Second Outside Completion Date”), which Second Outside Completion Date shall be extended day for day for each day Landlord fails to cause Substantial Completion of the Tenant Improvements to occur as a direct result of any Tenant TI Delays, and/or any events of Force Majeure, then Tenant, as its sole and exclusive remedy for such failure (without limiting Tenant abatement rights set forth in Section 1.1.1.3(b)(i) above), may, at Tenant’s election, terminate this Lease effective upon the date that is twenty (20) days after written notice of termination (the “TI Termination Notice”) is delivered by Tenant to Landlord, so long as the TI Termination Notice is delivered by Tenant to Landlord on or before the date that is the earlier of (A) ten (10) days after the Second Outside Completion Date (as may be so extended) and (B) the date that Landlord causes Substantial Completion of the Tenant Improvements to occur; provided, however, the TI Termination Notice shall be nullified if Landlord causes Substantial Completion of the Tenant Improvements to occur within such ten (10) day period, in which event this Lease shall continue in full force and effect. If this Lease is terminated pursuant to the foregoing provisions of this Section 1.1.1.3(b)(ii), then the parties shall be discharged from all obligations accruing under this Lease after the effective date of such termination and Landlord shall return the L-C to Tenant on or before the date that is thirty (30) days after such termination.

1.1.1.4 Initial Good Working Order and Compliance. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. Notwithstanding anything in this Lease to the contrary, if (i) as of the Delivery Date, (A) the components of the Base Building (as defined in Section 7.2 below) which serve the Premises, and/or the Common Areas of the Building and/or Project that serve the Premises are not in compliance with the ADA (i.e., Title III of the Americans with Disabilities Act of 1990 and the regulations and rules promulgated thereunder, as all of the same may be amended and supplemented from time to time) or other applicable laws in effect as of such date (as such non-compliance shall be determined on an unoccupied basis without regard to Tenant’s proposed use of the Premises or any alterations or improvements [except for the initial Tenant Improvements set forth on the Approved Space Plan, as defined in the Tenant Work Letter] to be completed by or for Tenant in the Premises), and/or (B) the Base Building components which serve the Premises are not in good order, condition and repair, and (ii) Tenant becomes aware thereof and delivers to Landlord written notice (the “Non-Compliance Notice”) of such non-compliance described in clause (A) hereinabove and/or such Base Building components not being in such condition described in clause (B) hereinabove, as the case may be, by the date which is ninety (90) days after the Delivery Date (the “Non-Compliance Outside Date”), then Tenant’s sole remedy shall be that Landlord shall, at its sole cost and expense (which shall not be included in Operating Expenses), do that which is necessary to correct such non-compliance with applicable laws and/or bring such Base Building components which serve the Premises in good order, condition and repair within a reasonable period of time after Landlord’s receipt of the applicable Non-Compliance Notice. If

Tenant fails to deliver the Non-Compliance Notice to Landlord with respect to any of the matters described in clauses (A) or (B) hereinabove on or prior to the Non-Compliance Outside Date, then Landlord shall have no obligation under this Section 1.1.1.4 to perform the applicable work described above in such applicable clause at Landlord’s sole cost and expense (but such release of such obligation shall not relieve Landlord of its other obligations under this Lease, including for the Warranty Period under Section 1.1.1.5 below, repairs and maintenance in Section 7.2 below and/or compliance with law in Article 24 below).

1.1.1.5 Building Systems Warranty. Notwithstanding anything in this Lease to the contrary, Landlord shall, at Landlord’s sole cost and expense, repair or replace any failed or inoperable portion of the such Building Systems serving the Premises for which it receives written notice and reasonable evidence from Tenant during the first twenty-four (24) months of the initial Lease Term that such component of the Building Systems has failed or is inoperable (“Warranty Period”), provided that the need to repair or replace was not caused by the intentional misuse, misconduct, damage, destruction, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant (except for the Tenant Improvements). Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant’s use of the Premises. Subject to the provisions of Section 10.5 below, to the extent repairs which Landlord is required to make pursuant to this Section 1.1.1.5 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

1.1.1.6 Existing Laboratory Systems. Notwithstanding anything in this Section 1.1.1 above, any existing laboratory systems, including process utilities, shall be provided without warranty, in their currently existing, “as-is” condition.

1.1.2 The Building and The Project. The Premises constitutes a portion of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office/laboratory project currently known as “The Cove.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the office/laboratory buildings located at The Cove, and the land upon which such adjacent office/laboratory buildings are located, (iv) the existing on-site amenity center containing approximately 30,000 square feet of amenity space (the “Amenity Space”), and (v) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto as part of the Project, including areas that may currently be outside of the Project. Tenant acknowledges that Landlord or an affiliate of Landlord (or any successors thereto) is or may be intending to develop and construct additional buildings, parking structures, and other improvements as a part of the Project, which may be operated as part of the Project whether owned by Landlord, an affiliate of Landlord, or a third party; provided, that, any such actions shall not cause or result in an Adverse Condition. For purposes of this Lease, an “Adverse Condition” shall mean and event or condition that (i) unreasonably and materially interferes with Tenant’s access to and/or use of the Premise for the Permitted Use or the parking areas, (ii) diminishes Tenant’s rights and/or increases Tenant’s monetary obligations under this Lease (other than to a de minimis extent). Further, during the initial Lease Term, Landlord agrees that it will not increase Tenant’s Share under this Lease as a result of any of the foregoing actions.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord or an affiliate of Landlord or any other owner of the Project (or any portion thereof), Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time; provided, that, the Project shall at all times have those amenities customary for similar First Class Life Science Projects. In accordance with Section 29.29 below, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, so long as such actions do not cause an Adverse Condition.

1.2 Rentable Square Feet of Premises. The rentable square footage of the Premises is hereby deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to measurement or adjustment during the Lease Term.

1.3 Right of First Offer. Landlord hereby grants to the Original Tenant a one-time right of first offer (“Right of First Offer”) during the period from the mutual execution and delivery of this Lease until the end of the initial Lease Term (the “First Offer Period”), with respect to any space that comes available on the third (3rd) floor of the Building (i.e., 131 Oyster Point, only) (the “First Offer Space”). Notwithstanding anything in this Section 1.3 to the contrary, (i) such Right of First Offer shall be subordinate to all rights of expansion, renewal, extension, first refusal, first offer or similar rights granted to any other tenants for all or any portion of the First Offer Space set forth in leases of space in the Project existing as of the date hereof or hereinafter granted after Tenant is then prohibited from leasing such First Offer Space, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (collectively, the “Superior Rights”); and (ii) Tenant shall have no such right of first offer pursuant to the foregoing provisions of this Section 1.3 during the last two (2) years of the initial Lease Term (and the First Offer Period shall be shortened to be the day immediately preceding such two (2) year period), unless either (A) as of the date Landlord delivers to Tenant the First Offer Notice pursuant to Section 1.3.1 below, Tenant has previously properly exercised its Extension Option to extend the initial Lease Term for the Option Term (as defined in Section 3.4 of the Summary), or (B) if the First Offer Notice is delivered on or before the date that is nine (9) months prior to the expiration of the initial Lease Term, then concurrently with Tenant’s delivery of Tenant’s First Offer Exercise Notice exercising such Right of First Offer, Tenant delivers to Landlord Tenant’s Extension Exercise Notice properly exercising its Extension Option to extend the initial Lease Term for the Option Term pursuant to Section 2.2 below (which Tenant shall have right to do notwithstanding the time frames for delivery of Tenant’s Extension Exercise Notice set forth in Section 2.2.2 below). Superior Rights shall continue to be Superior Rights in the event that any lease setting forth the Superior Right is renewed or otherwise modified.

1.3.1 Procedure for Offer. Subject to Superior Rights and the terms of this Section 1.3, Landlord shall notify Tenant in writing (the “First Offer Notice”) prior to entering into a lease of First Offer Space to a third party, other than the existing occupant thereof. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space, consistent with the configuration in which Landlord intends to offer it for lease (the “Designated First Offer Space”) (and such notice may be made contingent on a Superior Right Holder declining a right to lease such space). The First Offer Notice shall (i) describe the Designated First Offer Space, (ii) offer to lease to Tenant the Designated First Offer Space on the terms described in the First Offer Notice, (iii) set forth the “Economic Terms” (as that term is defined herein below) upon which Landlord is willing to lease the Designated First Offer Space to Tenant, which terms shall be consistent with fair market terms and conditions taking into account all relevant factors, (iv) set forth the rentable square footage of the Designated First Offer Space, determined by Landlord in accordance with the Landlord’s then-current measurement standard for the Project, (v) describe the First Offer Term (as that term is defined below) and the anticipated delivery date for the Designated First Offer Space, (vi) specify any additional Security Deposit, letter of credit or other securitization required to be provided for the Designated First Offer Space, and (vii) specify the number and type of parking passes, if any, required to be rented by Tenant in connection with the Designated First Offer Space. The term “Economic Terms” means: (a) the rental rate; (b) the amount of any improvement allowance or the value of any work to be performed by Landlord in connection with the lease of such space (which amount is a deduction from the cost to Tenant or such other party); (c) the amount of free rent or abated rent; and (d) any other monetary concessions.

1.3.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Right of First Offer with respect to the Designated First Offer Space, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its Right of First Offer for the entirety (and not less than the entirety) of the Designated First Offer Space on the terms contained in such notice. If Tenant does not so notify Landlord within such ten (10) business day period, or if Tenant earlier notifies Landlord that they reject such offer for the Designated First Offer Space, then Landlord shall be free to enter into a lease (“Third Party Lease”) for the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the Designated First Offer Space, and Tenant may not elect to lease only a portion thereof.

1.3.3 First Offer Term. The term of Tenant’s lease of the Designated First Offer Space (the “First Offer Term”) shall commence upon the date (the “First Offer Commencement Date”) set forth in the First Offer Notice and shall expire on the designated expiration date set forth in the First Offer Notice.

1.3.4 Construction In First Offer Space. Tenant shall take the Designated First Offer Space in its “as is” condition, subject to any improvement allowance included in the Economic Terms (if any), and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease. Landlord shall have no obligation to provide any improvement allowance or perform any work in the First Offer Space except as expressly provided in the First Offer Notice.

1.3.5 Amendment to Lease. If Tenant timely exercises Tenant’s Right of First Offer to lease Designated First Offer Space, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease expanding the Premises to include the Designated First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3.5. Notwithstanding the foregoing documentation obligations, Tenant’s timely delivery of the First Offer Exercise Notice shall, in and of itself, conclusively establish Tenant’s lease of the First Offer Space on the express terms set forth in this Section 1.3.

1.3.6 Termination of Right of First Offer. Tenant shall not have the right to lease the First Offer Space, and Landlord has no obligation to deliver a First Offer Notice, if (i) Tenant is then in default under this Lease beyond all applicable notice and cure periods, and/or (ii) Original Tenant and/or its any Permitted Transferee to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.8 below (each, a “Permitted Transferee Assignee”) has subleased twenty-five percent (25%) or more of the entire then-existing Premises, other than to a Permitted Transferee. Tenant’s Right of First Offer shall terminate upon the earliest to occur of (a) as to a Designated First Offer Space, Tenant’s failure to timely deliver a Tenant First Offer Exercise Notice following Landlord’s delivery of a First Offer Notice, (b) Tenant’s exercise of its Right of First Offer for all of the First Offer Space, (c) Tenant’s assignment of this Lease, other than to a Permitted Transferee Assignee, (d) Tenant’s waiver or failure to exercise any Extension Option pursuant to Section 2.2 below, and (e) Tenant’s sublease of twenty-five percent (25%) or more of the entire then-existing Premises, other than to a Permitted Transferee for substantially the remaining Lease Term.

1.4 Existing Furniture. Effective as of the date of mutual execution and delivery of this Lease, Landlord does hereby grant, transfer, assign, and convey to Tenant, those certain items of furniture located in the Leased Premises described on Exhibit C attached hereto (collectively, the “Existing Furniture”) and Landlord’s rights and interest therein. Tenant acknowledges and agrees that Landlord has made no, and is not making any, representations or warranties, express, implied or otherwise, regarding the Existing Furniture, including, without limitation the condition or working order of the Existing Furniture or the fitness of the Existing Furniture for any particular use (provided, that, Landlord hereby represents and warrants that Landlord has full right and authority to transfer and convey the Existing Furniture to Tenant free and clear of rights of others). Tenant hereby confirms that it is satisfied with the Existing Furniture and hereby accepts the Furniture “AS IS AND WITH ALL FAULTS” as of the date of mutual execution and delivery of this Lease. Notwithstanding anything to the contrary in this Lease, from and after the date of mutual execution and delivery of this Lease: (i) as between Landlord and Tenant, the Existing Furniture shall at all times under this Lease be deemed to be the personal property of Tenant, and as a result, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for maintaining, repairing and insuring the Existing Furniture and otherwise complying with respect to the Existing Furniture with all of the terms and provisions of this Lease pertaining to Tenant’s personal property; and (ii) on or prior to the expiration or earlier termination of this Lease, in accordance with the surrender provisions of this Lease, Tenant shall, at its expense, remove or cause to be removed from the Leased Premises such Existing Furniture and repair all damage to the Leased Premises and Building resulting from such removal.

2. LEASE TERM; OPTION TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that if the Lease Commencement Date occurs on other than the first day of a month, the first “Lease Year” shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, once the Lease Commencement Date has been determined in accordance with Section 3.2 of the Summary, Landlord may deliver to Tenant a written notice memorializing such Lease Commencement Date.

2.2 Extension Option(s).

2.2.1 Option Right. Upon the proper exercise of any Extension Option in accordance with the provisions of this Section 2.2 by Original Tenant or any assignee of Original Tenant’s entire interest in the Lease that has been approved in accordance with the terms of Article 14, below (a “Permitted Assignee”), the Lease Term shall be extended for the applicable Option Term. Such Extension Options shall be exercisable only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term (the “Extension Exercise Notice”), stating that Tenant is thereby irrevocably exercising its Extension Option to lease all but not less than all of the Premises then leased by Tenant (including any First Offer Space then leased by Tenant) (the “Renewal Premises”) during the Option Term. Upon the proper exercise of the Extension Option, and provided that, as of the date of delivery of such notice, Tenant is not in default beyond all applicable notice and cure periods under this Lease, and as of the end of the initial Lease Term, Tenant is not in default beyond all applicable notice and cure periods under this Lease, the Lease Term shall be extended for a period of five (5) years (provided, that, Landlord, in Landlord’s sole and absolute discretion, may waive such conditions). The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignee (and not any other assignee, sublessee or “Transferee,” as that term is defined in Section 14.1, below, of Tenant’s interest in this Lease). In the event that Tenant fails to timely and appropriately exercise its option to extend the Lease Term, in accordance with the terms of this Section 2.2, then such option shall automatically terminate and shall be of no further force or effect. Further, notwithstanding anything to the contrary herein, Tenant’s Extension Option shall terminate upon the earliest to occur of (i) Tenant’s assignment of this Lease, other than to a Permitted Assignee, and (ii) Tenant’s sublease of twenty-five percent (25%) or more of the entire then-existing Premises, other than to a Permitted Transferee for substantially the remaining Lease Term.

2.2.2 Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Renewal Premises as of the commencement date of the Option Term (and include designated annual increases as a part of such Fair Rental Value). Landlord shall have the right to require Tenant to provide new and/or additional security in the form of a cash security deposit and/or letter of credit, in amounts reasonably determined by Landlord (not to exceed a total security deposit amount [as so increased] equal to the first two (2) months of Base Rent [not including Tenant’s Share of Direct Expenses] for the Premises for the Option Term), based upon Landlord’s review of Tenant’s financial statements (and in connection therewith, Tenant shall provide the financial statements referenced in Section 17.2 of this Lease within ten (10) business days of Landlord’s request) based on Landlord’s review of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history, as compared to the then existing financial condition and credit history of Tenant (and giving reasonable consideration to Tenant’s prior performance history during the Lease Term). The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot, including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Renewal Premises at the termination of the Lease), for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration all relevant customary factors and the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space (other than improvements installed by Tenant at Tenant’s sole cost and expense), such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant. The term “Comparable Buildings” shall mean the Building and those other life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in South San Francisco, California and the surrounding commercial area.

2.2.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent within thirty (30) days thereafter. If Tenant, on or before the date which is ten (10) business days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant’s right to extend the Lease pursuant to this Section 2.2 shall be of no further force or effect. If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord’s determination of Option Rent.

2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the appraisal of other First Class Life Sciences Projects located in the South San Francisco market area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

2.3 Early Termination Right Re: New Lease. In the event that Landlord and Tenant fully execute and deliver a new lease agreement (the “New Lease”) for other space in the Project or in a project located in South San Francisco or the surrounding commercial area that is owned by Landlord or an affiliate of Landlord during the Lease Term which New Lease satisfies the following conditions: (i) a term for such New Lease which extends beyond the Lease Expiration Date of this Lease, and (ii) the premises under such New Lease contains no less than 70,000 rentable square feet of space, and provided that Tenant is not then in default of this Lease beyond the applicable notice and cure periods, then Tenant shall have the right to terminate this Lease without the payment of any penalty or termination fee upon not less than thirty (30) days’ prior written notice to Landlord (the “Tenant Termination Notice”), which Tenant Termination Notice must be given within thirty (30) days after the mutual execution and delivery of the New Lease. Such Tenant Termination Notice shall set forth the termination date of this Lease (the “Tenant Early Termination Date”). To the extent Tenant exercises its right to terminate this Lease, pursuant to the terms of this Section 2.3, then this Lease shall terminate effective as of the Tenant Early Termination Date with the same force and effect as if the Lease were scheduled to expire in accordance with its terms as of such Tenant Early Termination Date, subject to the provisions of this Lease which expressly survive the expiration or earlier termination of this Lease.

2.4 Early Entry Period. Provided that Tenant does not unreasonably interfere with the performance of the Tenant Improvements, and subject to the acceptance of inconvenience in Section 5.2 of the Tenant Work Letter, during the 15-day period (the “Early Entry Period”) commencing on the Delivery Date and continuing until the end of the day immediately before the occurrence of the Lease Commencement Date (subject to any earlier termination of this Lease), Tenant shall be permitted to access and occupy the Premises for the purposes of Tenant installing

Tenant’s furniture, fixtures and equipment and cabling and wiring in the Premises. Such early entry and occupancy by Tenant shall be subject to all of the terms and conditions of this Lease, including, without limitation, the indemnification and insurance provisions of Article 10 below (including Tenant’s obligation to provide Landlord with evidence of insurance covering the Premises), except that Tenant will not be obligated to pay Base Rent or Tenant’s Share of Direct Expenses for the Premises during the Early Entry Period (until the Lease Commencement Date). In addition, prior to and as a condition to such entry, Tenant shall have paid to Landlord all amounts required to be paid by Tenant concurrently with the execution and delivery of this Lease (including, without limitation, delivery of the Letter of Credit).

3. BASE RENT

3.1 In General. Tenant shall pay to Landlord, without prior notice or demand, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. However, if the first Lease Month pertains to a period longer than one (1) calendar month, then Base Rent for such first Lease Month shall be equal to one (1) calendar month’s Base Rent plus prorated Base Rent for the partial calendar month also included in such first Lease Month. The prepaid Base Rent, plus Direct Expenses, set forth in Section 14 of the Summary shall be paid at the time of Tenant’s execution and delivery of this Lease. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord’s agent, at Landlord’s option, by wire transfer, Electronic Funds Transfer, at the management office of the Project or at such other place or method as Landlord may from time to time designate in writing, in immediately available funds that, at the time of payment, are legal tender for private or public debts in the United States of America. If no time period for payment is specified in this Lease, Tenant shall make all required payments within thirty (30) days of Landlord’s request and delivery of an invoice.

3.2 Base Rent Abatement. Subject to the terms and conditions of this Lease, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises with respect to the Premises which is attributable to the first ten (10) full calendar months of the initial Lease Term (collectively, the “Base Rent Abatement”), provided, however, Tenant shall be required to pay Tenant’s Share of Direct Expenses attributable to such period, as well as for all utilities and other services. The maximum aggregate amount of the Base Rent Abatement shall be equal to $2,066,722.50 (i.e., $206,672.25 per month).

4. ADDITIONAL RENT

4.1 General Terms.

4.1.1 Direct Expenses; Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.5 and 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional

Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.1.2 Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom, subject to all express terms and conditions of this Lease, including this Article 4, and further including with respect to Tenant’s payment of Tenant’s Share of Direct Expenses and all limitations and/or exclusions pertaining thereto. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent, subject to all other terms and conditions of this Lease, including this Article 4.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon reasonable prior written notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project or any portion thereof (including, without limitation, all Common Areas and the Amenity Space), in accordance with sound real estate management and accounting practices. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees (subject to clause (p) below), consulting fees, contractor fees, legal fees and accounting fees in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) rent or imputed rent for any office space made available for Project management personnel (subject to the terms of item (m), below); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over the useful life or such longer period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses, (B) that are required to comply with present or future then-implemented conservation programs, (C) incurred by Landlord in connection with any of the items described in item (xii) above or item (xiv) below, (D) required for Landlord to perform Landlord’s obligations under this Lease to repair, maintain and operate the Project as a First Class Life Sciences Project, (E) that are required under any Applicable Laws (as defined in Section 24.1 of this Lease), or (F) replacements or modifications of equipment or other items located in or serving the Common Areas required to keep the Common Areas in good order or condition; provided, however, that any capital expenditure shall be amortized with interest at the “Interest Rate” (as that term is defined in Article 25 below) over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices (provided, however, with respect to those items included under item (A) above, Landlord shall have the right to amortize the same over their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Project (collectively, “Underlying Documents”).

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except in connection with items (xii) and (xiii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (except to the extent of commercially reasonable deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of a senior portfolio manager, or its equivalent;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a management fee, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord directly and separately from Operating Expenses;

(l) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m) rent or imputed rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(n) costs arising from the negligence or willful misconduct of Landlord in connection with this Lease;

(o) costs incurred to comply with Applicable Laws relating to the removal of “Hazardous Material” (as defined in Section 5.3 below) that was in existence in the Building or on the Project prior to the Delivery Date, or that was brought into the Building or onto the Project after the Delivery Date by Landlord or any other “Landlord Parties” (as that term is defined in Section 10.1 below), and was of such a nature that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority;

(p) fees payable by Landlord for management of the Project in excess of three percent (3.0%) (the “Management Fee Cap”) of Base Rent, based on Tenant paying full Base Rent, without regard to the Base Rent Abatement or other similar future free rent, half-rent and the like, for any calendar year or portion thereof;

(q) attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants or prospective occupants of the Project (including costs incurred due to violations by tenants of the terms and conditions of their leases), or any other attorneys’ fees incurred in connection with the Project (including, without limitation, any financing, sale or syndication of the Project), except (A) as specifically enumerated as an Operating Expense in this Lease or (B) as and to the extent the expenditure of such attorneys’ fees generally benefits the tenants of the Building;

(r) costs incurred to comply with applicable laws with respect to the cleanup, removal, investigation and/or remediation of any Hazardous Materials in, on or under the Project and/or the Building to the extent such Hazardous Materials are: (1) in existence as of the Lease Commencement Date and in violation of applicable laws in effect as of the Lease Commencement Date; or (2) introduced onto the Project and/or the Building after the Lease Commencement Date by Landlord or any of Landlord’s agents, employees, contractors or other tenants (or other third parties that are not Tenant or any Tenant Parties) in violation of applicable laws in effect at the date of introduction;

(s) costs of correcting defects in the initial design or construction of the Building or Project;

(t) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Project into compliance with laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building, the parking facilities or any other improvements to the Project, to the extent such violations exist as of the Lease Commencement Date under any applicable laws in effect and as interpreted by applicable governmental authorities as of such date;

(u) costs of items considered capital improvements, capital repairs, capital replacements, and/or capital equipment, all as determined in accordance with standard real estate accounting practices, except as specifically permitted in Sections 4.2.3(xii) or (xiii) above;

(v) costs of capital repairs to the extent that such repairs are necessary as a result of a casualty, except for commercially reasonable deductible amounts not exceeding deductible amounts ordinarily obtained by institutional owners of comparable First Class Life Science Projects (provided any such deductible amounts pertaining to capital expenditures shall be excluded);

(w) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space within the Project;

(x) interest, penalties or other costs arising out of Landlord’s failure to make timely payment of any of its obligations under this Lease, including, without limitation, Landlord’s failure to make timely payment of any item that is included in Direct Expenses; and

(y) any other expenses which are not specifically identified herein as being included in Operating Expenses, where such expenses would not normally be treated as a cost of operation (to be reimbursed by tenants) by institutional owners of comparable First Class Life Science Projects.

4.2.4 If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5 Tax Expenses.

4.2.5.1 Inclusions. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, including, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13; (iii) any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent THE COVE payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. All assessments paid by Landlord as part of Tax Expenses, which are not specifically charged to Tenant because of what Tenant has done, and which can be paid by Landlord in installments without the imposition of any fines, penalties, fees or interest, shall be paid by Landlord in the maximum number of installments permitted by applicable laws (except to the extent inconsistent with the general practice of the institutional owners of First Class Life Science Projects) and shall be included as Tax Expenses in the Expense Year in which the assessment installment has been actually paid.

4.2.5.2 In General. Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any fines or penalties resulting from Landlord’s failure to timely pay any taxes or assessments when due, (iv) and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. The parties acknowledge that the Building is a part of a multibuilding project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable (and Project-wide consistent) basis, shall be allocated to the Building (as opposed to other buildings in the Project). Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project.

4.3.2 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the laboratory space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Following the end of each Expenses Year, Landlord shall give to Tenant a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall apply such overpayment against any unpaid Rent, and within thirty (30) days, deliver a check payable to Tenant in the amount of any remaining overpayment. Landlord shall endeavor to deliver the applicable Statement to Tenant within one hundred twenty (120) days after the end of the Expense Year in question, but the failure of Landlord to furnish such Statement within such 120-day period shall not prejudice Landlord from enforcing its rights under this Article 4; provided, however, Landlord’s failure to provide Tenant with a Statement for a particular Expense Year within eighteen (18) months after the end of the Expense Year in question shall constitute a waiver of Landlord’s right to collect any additional amounts of Tenant’s Share of Direct Expenses which would otherwise have been payable for such Expense Year pursuant to such Statement; provided further, however, that such limitation on Landlord’s ability to collect any such additional amounts of Tenant’s Share of Direct Expenses as a result of any late delivery of such Statement shall not preclude Landlord from modifying any Statement once such Statement is timely delivered, as provided hereinabove, to reflect any new information received by Landlord from any governmental authority or by any public utility companies with respect to the Direct Expenses shown on such Statement (including, without limitation, as a result of any new or supplemental tax bills issued by the applicable taxing authority or any audit conducted by Tenant or any other tenant of the Project), so long as Landlord delivers such revised Statement to Tenant by no later than six (6) months after Landlord receives such new information. If any such revised Statement so delivered shows that additional amounts of Tenant’s Share of Direct Expenses are owed, then Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of the revised Statement, the amount of the additional Tenant’s Share of Direct Expenses.

If any such revised Statement reflects that Tenant has overpaid Tenant’s Share of Direct Expenses for such Expense Year, Landlord shall, at its option either credit such overpayment toward Tenant’s next rent payment(s) under this Lease, or remit to Tenant with such applicable revised Statement the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall provide Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”), which Landlord shall use commercially reasonable efforts to deliver by April 1st of the applicable Expense Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term, Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay on or before the applicable due date, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Project. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building or the Project are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5, above.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that no Event of Default is then occurring under this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation as Tenant may reasonably request in connection with the calculation of Direct Expenses as set forth in such Statement (to the extent Landlord has such supporting documentation readily available, and to the extent such supporting documentation is reasonably required to substantiate Direct Expenses charged to Tenant). Landlord shall provide said documentation to Tenant within thirty (30) days after Tenant’s written request therefor (a “Records Request”). Within one hundred eighty (180) days after Tenant’s receipt of a Statement for a particular Expense Year (the “Audit Period”) (which Audit Period will be extended on a day for day basis for each day that Landlord fails to provide Landlord’s books, records and information required to be provided by Landlord hereunder following Landlord’s receipt of a timely Records Request), if Tenant disputes the calculation of Direct Expenses set forth in such Statement, an independent certified public accountant designated and paid for by Tenant (“Tenant’s Accountant”), may after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Statement, provided that (i) no Event of Default is then occurring under this Lease, and (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement. Tenant’s Accountant must (A) be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of comparable projects, (B) not already be providing accounting and/or lease administration services to Tenant or Landlord and shall not have provided accounting and/or lease administration services to Tenant or Landlord in the past three (3) years, (C) not be retained on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by Tenant’s Accountant in the performance of the audit), and (D) not currently or within the previous twenty-four (24) month period be providing accounting and/or lease administration services to another tenant in the Project in connection with a review or audit by such other tenant of Direct Expenses. In connection with such audit, Tenant and Tenant’s Accountant shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s Accountant shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Neutral Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such audit by the Neutral Accountant proves that the Direct Expenses in the subject Expense Year were overstated, then Landlord shall refund such overpayments to Tenant within thirty (30) days after such determinations and if such overstatement was by more than five percent (5%), then the cost of the Neutral Accountant and the out-of-pocket cost of Tenant’s Accountant shall be paid for by Landlord. Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses with respect to any Expense Year shall be as expressly set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses with respect to any Expense Year.

5. USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body (or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect, or any Underlying Documents. Landlord shall have the right to impose reasonable and customary rule and regulations regarding the use of the Project, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises, it being agreed, however, that the foregoing does not intend to prohibit the use of the Premises for the Permitted Use consistent with other First Class Like Science Projects, including, without limitation, customary vivarium use. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3 Hazardous Materials.

5.3.1 Tenant’s Obligations.

5.3.1.1 Prohibitions. Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit E. Tenant agrees that except for (i) the use of general office supplies within the Premises which are of a kind typically used in normal office areas in the ordinary course of business, for use in the manner for which they were designed and only in accordance with all Environmental Laws and the highest standards prevailing in the industry for such use, and then only in such amounts as may be normal for the Permitted Use, and (ii) those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (not including Landlord by way of this Lease), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials was knowingly false, incomplete, or misleading in any material respect when made, the same shall be deemed a default by Tenant under this Lease, without any notice or cure period therefor. Landlord’s prior written consent shall be required to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent to be withheld in Landlord’s sole discretion (provided, that, Landlord shall be reasonable with such discretion with respect to any such new Hazardous Materials that do not present an increase in risk profile of more than a de minimis level when compared to the risk profile of existing Hazardous Materials identified on any previously approved Environmental Questionnaire). Tenant shall not install or permit any underground storage tank on the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if the presence of and/or Release of such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

5.3.1.2 Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) business days after (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims.” Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such Applicable Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3 Releases of Hazardous Materials. If any Release of any Hazardous Material caused by Tenant or any of Tenant’s Agents in, on, under, from or about the Premises shall occur at any time during the Lease and/or if any other Hazardous Material condition exists at the Premises that was caused by Tenant or any of Tenant’s Agents that requires response actions of any kind, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release.

5.3.1.4 Indemnification.

5.3.1.4.1 In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all Losses (including, without limitation, penalties, enforcement actions, fines, remedial actions, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant’s Agents.

5.3.1.4.2 Limitations. Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant’s indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials which may exist in, on or about the Premises or Project as of the Effective Date (“Existing Hazardous Materials”) or as a result of Landlord’s acts or omissions, except to the extent that Tenant’s construction activities and/or Tenant’s other acts or omissions (including Tenant’s failure to remove, remediate or otherwise treat or “Clean-up,” as that term is defined in Section 5.3.4, below, the subject Existing Hazardous Materials during the tenancy of the Premises) caused or exacerbated the subject claim where the subject Existing Hazardous Materials were actually known by Tenant to exist.

5.3.1.4.3 Landlord Indemnity. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from and against, all third party losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of any Existing Hazardous Materials, or Hazardous Material Released by Landlord or any Landlord Parties. Landlord has provided Tenant with the most recent environmental reports relating to the Project in Landlord’s immediate possession. The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.

5.3.1.5 Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, but subject to Section 5.3.1.4.2 above, Tenant shall, at its sole cost and expense, comply with all Environmental Laws applicable to Tenant’s use, handling, storage and disposal of Hazardous Materials. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require

Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing Tenant’s compliance with all Environmental Laws and the terms of this Lease.

5.3.2 Assurance of Performance.

5.3.2.1 Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

5.3.2.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.3 Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials that are not Existing Hazardous Materials (unless as and to the extent exacerbated by Tenant as provided under Section 5.3.1.4.2 above) and/or were not introduced by Landlord or any Landlord Parties to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for customary leasing purposes consistent with First Class Life Science Projects; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4 Clean-up.

5.3.4.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required by applicable Environmental Laws, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Applicable Laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

5.3.4.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the use of the Premises for customary leasing purposes consistent with First Class Life Science Projects (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant or the Tenant Agent’s in, on or about the Premises in accordance with Applicable Laws.

5.3.4.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5 Confidentiality. Unless compelled to do so by Applicable Law or as and to the extent required in connection with any litigation with respect to this Lease or any governmental proceeding, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Law or otherwise in connection with any litigation with respect to this Lease or any governmental proceeding, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials. Such materials shall be provided by Tenant without representation or warranty.

5.3.7 Signs, Response Plans, Etc. With respect to Tenant’s use, handling, storage, and/or disposal of Hazardous Materials, Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws. Tenant shall also complete and file any business response plans or inventories required by any Applicable Laws as a result of Tenant’s use of the Premises. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.8 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant and Landlord, as the case may be, set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of such party’s respective obligations under this Section 5.3 have been completely performed and satisfied.

6. SERVICES AND UTILITIES

6.1 In General. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning to the Premises (“HVAC”) 24 hours per day, 7 days per week. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.1.2 Landlord shall provide reasonably sufficient electricity to the Premises (including adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment), in the maximum aggregate of eighteen (18) watts per square foot for the Premises, provided that the connected electrical load of Tenant’s lighting fixtures and the incidental use equipment does not, in the aggregate, exceed the connected electrical loads typically required at First Class Life Sciences Projects. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. If electricity is separately sub-metered, then Tenant shall pay to Landlord the cost of such utilities based on such submeter, and reimbursement for any penalties for usage or other surcharges imposed by any utility company. If electricity is not separately sub-metered, then the cost of electricity used by Tenant in the Premises shall be equitably allocated by Landlord on a basis consistent with commercial reasonable property management practices. Within thirty (30) days after receipt of Landlord’s statement of apportionment or statement setting forth the charges payable by Tenant, Tenant shall pay to Landlord, as Additional Rent (and not as a Direct Expense), the cost of such electrical services so apportioned or so provided by Landlord. Notwithstanding anything to the contrary set forth herein, to the extent the Premises generates electricity demand on a shared resource (e.g. electricity for the central plant), the cost of such electricity shall be allocated to Tenant on a pro rata basis or other reasonable basis consistent with commercial reasonable property management practices.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, kitchen, lavatory and toilet purposes in the Building Common Areas and the Premises.

6.1.4 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during standard Building operating hours consistent with First Class Life Science Projects, and shall have one elevator available at all other times, including on the Holidays, except in the event of emergency.

6.1.5 Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with Applicable Laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

6.1.6 Landlord shall provide janitorial services for the Common Areas in a manner consistent with First Class Life Sciences Projects.

6.2 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, (including, without limitation, where any such failure, delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or Casualty (as that term is defined in Section 11.1 below) whatsoever, by act or default of Tenant or other parties, or by any other cause); and such failures, delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as otherwise expressly provided in Section 19.5.2 below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.3 Utility Information. Tenant hereby acknowledges and agrees that (i) pursuant to certain applicable laws and/or sustainability reporting requirements (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose factual information concerning Tenant’s energy usage at the Project to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building and/or Landlord’s consultants and/or vendors (the “Tenant Energy Use Disclosure”), and (ii) in connection therewith, to the extent any utilities are separately metered and paid by Tenant, Tenant shall cooperate with Landlord as necessary to submit energy and water consumption data, including total usage and total charges as they appear on Tenant’s electric, gas, water, and other utility bills, in a format deemed reasonably acceptable by Landlord. Tenant hereby further (A) consents to all such Tenant Energy Use Disclosures made by Landlord, (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (C) releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure made in accordance with the foregoing provisions. The terms of this Section 6.3 shall survive the expiration or earlier termination of this Lease.

6.4 Access. Subject to compliance with Landlord’s access control procedures and Applicable Laws, and except when and where Tenant’s right of access is specifically restricted or limited in this Lease, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Lease Term.

6.5 Emergency Generator. Landlord and Tenant hereby acknowledge that there is an existing generator currently serving the Building and Premises (“Emergency Generator”), and Tenant shall have the right, at no additional cost (other than as included in Operating Expenses), to connect to the Emergency Generator for up to Tenant’s Share of the electrical capacity provided by such Emergency Generator during the Lease Term, as extended by the Option Term as applicable. Tenant’s use of the Emergency Generator shall be at Tenant’s sole risk, and Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Emergency Generator. Except to the extent caused by the negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant’s use of the Emergency Generator, or any failure of the Emergency Generator to operate as designed, and agrees that Landlord shall not be liable for any damages resulting from any failure in operation of the Emergency Generator, including, without limitation any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Tenant acknowledges that Operating Expenses shall include Landlord’s costs incurred in maintaining and operating the Emergency Generator (including all permit costs and fees), but shall not include any Hazardous Materials remediation costs incurred in connection with the Generator. During the Term, Landlord shall maintain a maintenance and service contract for the Emergency Generator with service visits not less than twice annually.

7. REPAIRS

7.1 Tenant Repair Obligations. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant or damage by casualty; provided however, that, Landlord shall have the exclusive right, at Landlord’s option, but not the obligation, to make such repairs and replacements, and Tenant shall pay to Landlord the actual, reasonable out-of-pocket costs incurred by Landlord in performing such work, plus a five percent (5%) supervision fee within thirty (30) days after Tenant’s receipt of invoices therefor. Landlord may, but shall not be required to, enter the Premises pursuant to the terms of Article 27, below, to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In exercising Landlord’s rights under this Section 7.1, Landlord shall use commercially reasonable efforts to not unreasonably interfere with Tenant’s access to and/or use of the Premises for the Permitted Use. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2 Landlord Repair Obligations. Notwithstanding the foregoing, Landlord shall be responsible for repairs and replacement as necessary to the exterior walls, exterior doors and windows and waterproofing of the Building envelope, foundation and roof (including roof membrane, gutters, flashings, and downspouts) of the Building, utility connections to the Building, the structural portions of the floors of the Building (the “Building Structure”), the base Building plumbing, sewer, drainage, electrical, fire protection, elevator, life safety, shared laboratory systems (if any), heating, ventilation and air-conditioning systems (the “Building Systems” and together with the Building Structure, the “Base Building”) of the Building to keep the same in good working order and condition, and the Common Areas, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Subject to the terms of Article 27, below, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In exercising Landlord’s rights under this Section 7.2, Landlord shall use commercially reasonable efforts to not unreasonably interfere with Tenant’s access to and/or use of the Premises for the Permitted Use. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

8. ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any repairs, improvements, alterations, additions or changes to the Premises or other portion of the Project, or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises or Project (collectively, the “Alterations”) without the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building / may (a) affect the exterior appearance of the Building; (b) affect the Building structure or adversely affect the Building Systems; (c) fail to comply with Applicable Laws or cause any other portion of the Project to fail to comply with Applicable Laws; (d) be in conflict with Landlord’s Sustainability Initiative (including, without limitation, by jeopardizing any Green Certification); (e) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord; (f) materially increase Landlord’s Repair Obligations; (g) obstructs or interferes with other tenants or occupants of the Project, or (h) be unusually difficult or expensive to remove or not be readily usable for a future tenant. Landlord shall notify Tenant of its consent or disapproval of any such proposed Alterations within ten (10) business days after Landlord’s receipt of Tenant’s request therefor, together with all final plans and specifications for such work. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations (i) do not affect the Building Systems or any Building equipment, (ii) are not visible from the exterior of the Building, and (iii) cost less than $100,000.00 for a particular job of work (“Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 (provided, however, that such initial improvements shall be deemed to constitute Alterations for purposes of Sections 8.5 below).

8.2 Manner of Construction. Landlord may impose, as a condition to Tenant’s right to perform any Alterations, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term / the requirement that (i) Tenant utilize for such purposes only contractors designated or reasonably approved by Landlord, (ii) Tenant enter into a construction contract that includes Landlord’s then-standard reasonable construction rider (or such other construction rider as Landlord may reasonably require), which rider shall include, among other things, Landlord’s insurance and indemnity requirements, and (iii) any “Lines” (as that term is defined in Section 22 below), including riser cables, installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord’s Building standard requirements; provided, that, Tenant shall have no obligation upon the expiration or earlier termination of this Lease to remove any initial Tenant Improvements depicted on the Approved Space Plan attached to the Tenant Work Letter. Tenant shall be solely responsible for acquiring any required permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb

Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord’s rules and regulations concerning such Hazardous Materials. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Applicable Laws. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations (including any Cosmetic Alterations), compile and deliver to Landlord a “close-out package” in such format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord for the particular Alterations): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, (d) an independent air balance report, if required due to the nature of the Alterations, (e) lien releases for all work performed at the Project, and (f) such other information or materials as may be reasonably requested by Landlord.

8.3 Payment for Improvements. Tenant is responsible for all of the costs in performance any Alterations. In addition, in connection with all Alterations, Tenant shall pay to Landlord an oversight fee equal to three percent (3%) of the cost of the Alterations. Tenant shall also reimburse Landlord for Landlord’s reasonable, out- of-pocket costs and expenses actually incurred in connection with Landlord’s review of such Alterations (including, but not limited to, fees paid to consultants retained by Landlord to review plans and specifications for such Alterations).

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry (i) Commercial General Liability Insurance in an amount approved by Landlord, with Landlord, and, at Landlord’s option, Landlord’s property manager and project manager, as additional insureds in an amount approved by Landlord, and otherwise in accordance with the requirements of Article 10 of this Lease, and (ii) workers compensation insurance with a waiver of subrogation in favor of Landlord.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and to the extent affixed to the Premises, upon the expiration or earlier termination of this Lease, shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises (“Removal Items”) and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord; provided, however, with respect to Alterations made or caused to be made by Tenant with Landlord’s consent, Tenant shall have no obligation to remove such Alterations unless at the time Landlord approved the final working drawings for any Alterations, Landlord, by written notice to Tenant, identified those Alterations which Landlord would require Tenant to remove at the expiration or earlier termination of this Lease, in which event Tenant shall remove such identified Alterations on or before the expiration of the Lease Term and repair any damage resulting from such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6 Labor Harmony. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto.

9. COVENANT AGAINST LIENS. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any “Losses” (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (and Tenant shall, upon demand, reimburse Landlord for the costs and expenses incurred by Landlord in connection with preparing and recording any such notices of non-responsibility). Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand (or, at Landlord’s election, Landlord may deduct such amounts from any undisbursed improvement allowance or other allowance granted to Tenant under this Lease), without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

10. INSURANCE

10.1 Indemnification and Waiver. Subject to the provisions set forth below in this Section 10.1: (i) Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant; and (ii) Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all claims, losses, costs, damages, expenses, causes of action, proceedings, and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Losses”) incurred in connection with or arising from: (A) any causes in, on or about the Premises; (B) any acts, omissions or negligence of Tenant or of any person claiming under Tenant, its Transferees, or the contractors, agents, servants, employees, invitees, visitors, guests or licensees of Tenant or its Transferees or any such person, in, on or about the Project (collectively, “Tenant Parties”); and/or (C) any breach, violation or non-performance by Tenant or Tenant Parties of any term, covenant or provision of this Lease or any Applicable Laws. Notwithstanding the foregoing provisions of this Section 10.1 to the contrary: (1) the assumption of risk and release by Tenant set forth in clause (i) hereinabove shall not apply to any Losses to the extent resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors (collectively, the “Excluded Claims”) (provided, that, for purposes of clarification, Landlord shall never be liable for lost profits, loss of business or other consequential damages [collectively, “Consequential Damages”] incurred or suffered by Tenant or Tenant’s contractors, agents, employees, licensees or invitees); and (2) Tenant’s indemnity of Landlord set forth in clause (ii) hereinabove shall not apply to (y) any Excluded Claims, or (z) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 10.5 below. In addition, Landlord shall indemnify, defend, protect and hold Tenant and Tenant’s officers, directors, agents, and employees harmless from and against all such Excluded Claims, except for (I) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 10.5 below, and (II) any Consequential Damages. Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and/or Landlord, as applicable, pursuant to the provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Property Insurance. Landlord shall insure the Building during the Lease Term against loss or damage under an “all risk” property insurance policy. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, but in no event less than the full replacement cost thereof (excluding any items required to be insured by Tenant under Section 10.3.2 below). Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Tenant shall also provide Landlord and Landlord’s insurer(s) with such information regarding the use of the Premises and any damage to the Premises as they may require in connection with the placement of insurance for the Premises or the adjusting of any losses to the Premises.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities including a contractual coverage, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

10.3.2 Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Delivery Date, including Landlord’s Delivery Work (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions made to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3 Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord’s managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A: IX in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date (or any earlier Delivery Date) and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord or Landlord’s lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building. In addition, Tenant shall pay for any increase in the premiums for the property insurance of the Project carried by Landlord if said increase is caused by Tenant’s use or occupancy of the Premises.

11. DAMAGE AND DESTRUCTION

11.1 Repair of Damage. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (“Casualty”). If the Premises or any Common Areas or other portions of the Project serving or providing access to the Premises shall be damaged by Casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the applicable components of the Premises, the Base Building and such Common Areas and portions of the Project. Such restoration shall be to substantially the same condition of the applicable components of the Premises, the Base Building and the Common Areas and Project prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. In connection with the repairs to be performed by Landlord pursuant to Section 11.2 below, Tenant shall cooperate with requests for information regarding any repairs from Landlord’s insurer(s) by providing the requested information within ten (10) business days after Tenant receives the request. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas or portions of the Project necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (i) the closure of the Project, the Building, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (ii) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Project, the Building, or the Common Areas is degraded as a direct result of such occurrence, and (iii) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.

11.2 Landlord’s Option to Repair. Within sixty (60) days after Landlord becomes aware of such damage, Landlord shall deliver a notice (the “Landlord Repair Notice”) to Tenant of the estimated time, in Landlord’s reasonable judgment, required to substantially complete the work Landlord is required to perform pursuant to Section 11.1 above and this Section 11.2 (the “Landlord’s Restoration Work”), and upon receipt of a Landlord Repair Notice Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord (for the Tenant Improvements and Original Improvements, but not including any components of the Base Building and/or other items that Landlord is responsible for the maintenance and repair of under Section 7.2 above) exceeds the applicable amount of insurance proceeds received by Landlord from Tenant’s insurance carrier (including by taking into account any deductible or self-insured retention), as assigned by Tenant, or from Landlord’s own insurance carrier (if any) for such scope of repairs (a “Shortfall Amount”), the Shortfall Amount shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage; provided, that, Landlord shall competitively bid such repair work to at least three (3) general contractors; provided, further, that, so long as Tenant has maintained the required property damage insurance under this Lease, at Tenant’s election by written notice to Landlord, in the event of any such Shortfall Amount, Landlord will only be required to restore the tenant improvements to the extent of such insurance proceeds (which may require a modified and reduced scope of restored tenant improvements therein). Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, Landlord’s Restoration Work cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is due to a risk that Landlord is not required to insure under this Lease; (iv) the damage occurs during the last twelve (12) months of the Lease Term and restoration will require more than sixty (60) days or the remainder of the Lease Term (whichever is less) to complete; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above (which shall be communicated in the Landlord Repair Notice), and the repairs cannot, in the reasonable opinion of Landlord (which shall be communicated in the Landlord Repair Notice), be completed within two hundred seventy (270) days after the date of discovery of the damage, Tenant may elect, no earlier than sixty (60) days nor later than ninety (90) days after the date of discovery of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied (collectively, the “Tenant Casualty Conditions”): (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) as a result of the damage, Tenant cannot reasonably conduct business from twenty-five percent (25%) or more of the Premises; and (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises.

11.3 Inability to Complete. Notwithstanding anything to the contrary contained in this Article 11, if the Tenant Casualty Conditions are satisfied and Landlord is obligated or elects to perform Landlord’s Restoration Work under Section 11.1 above, but is delayed in substantially completing the same on or before the date (the “Outside Restoration Date”) that is the later of (i) sixty (60) days after the date estimated by Landlord in Landlord’s Repair Notice for substantial completion of Landlord’s Restoration Work, and (ii) two hundred seventy (270) days after the date of such damage (which Outside Restoration Date shall be extended day for day for each day Landlord is delayed in substantially completing Landlord’s Restoration Work as a result of any delays due to Force Majeure events and delays caused by Tenant and/or Tenant’s agents, contractors, employees, licensees and/or invitees), then Tenant shall have the right to terminate this Lease exercisable by written notice (the “Damage Termination Notice”) at any time after the Outside Restoration Date but prior to substantial completion of the Landlord’s Restoration Work, which termination shall be effective as of the date (the “Damage Termination Date”) of the

Damage Termination Notice. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date by delivering to Tenant, within three (3) business days after Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for Landlord’s Restoration Work certifying that it is such contractor’s good faith judgment that Landlord’s Restoration Work will be substantially completed within thirty (30) days after the Damage Termination Date. If Landlord’s Restoration Work is substantially completed prior to the expiration of such thirty (30)-day period, then the Damage Termination Notice shall be of no force or effect, but if Landlord’s Restoration Work is not substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty (30)-day period.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12. NONWAIVER. No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13. CONDEMNATION. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation (each, a “Taking”),

Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease is not terminated, the Rent under this Lease shall be proportionately reduced based on the portion of the Premises subject to the applicable taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant’s business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Building or Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease. If more than ten percent (10%) of the floor area of the Premises taken by a Taking, Tenant may, at its option, terminate this Lease as of the date the condemning authority takes possession, by providing Landlord notice in writing of its intent to terminate not later than thirty (30) days after Landlord shall have notified Tenant of the taking. Failure of Tenant to so notify Landlord shall constitute Tenant’s agreement to continue the Lease in full force and effect as to the balance of the Premises.

14. ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, sublet, license, mortgage, pledge, hypothecate, encumber, or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the

Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium” (as that term is defined in Section 14.3 below) in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed documentation effectuating the proposed Transfer (which may be redacted if containing any proprietary or confidential information that is not essential to the provisions of this Article 14), provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard consent to Transfer documents in connection with the documentation of Landlord’s consent to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the “Net Worth” (as that term is defined in Section 14.8 below) and the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, in an amount not to exceed $5,000.00 per any proposed Transfer, within thirty (30) days after written request by Landlord. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not: (a) make a Transfer to an entity in which, under the Internal Revenue Code of 1986, as amended (the “Code”), any entity that directly or indirectly owns Landlord and is qualified as a real estate investment trust (a “REIT Owner”) owns, directly, indirectly or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code, a ten percent (10%) or greater interest; or (ii) make any Transfer or other action under Section 14.8, below, in a manner that would cause any portion of the amounts received by Landlord pursuant hereto to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and shall notify Tenant whether the proposed Transferee is approved or reasonably disapproved within twenty (20) days after Landlord’s receipt of Tenant’s Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee is either a governmental agency or instrumentality thereof;

14.2.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.4 Such Transfer would cause a REIT Owner to be in violation of applicable Code requirements for it to maintain status as a “real estate investment trust” under Sections 856 through 860 of the Code or would violate any provision of this Section 14.1;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent and space of comparable size to the Subject Space is available for lease in the Building on a direct basis from Landlord, or (ii) is negotiating with Landlord to lease space in the Project at such time and space of comparable size to the Subject Space is available for lease in the Building on a direct basis from Landlord, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice and space of comparable size to the Subject Space is available for lease in the Building on a direct basis from Landlord; or

14.2.8 The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be declaratory judgment and an injunction for the relief sought without monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Losses involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to any Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee (or any subsequent Transferee, e.g., a sub-subtenant) in connection with the Transfer. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Rent and Tenant’s Share of Direct Expenses payable by Tenant under this Lease during the term of the Transfer (which shall be calculated on a per rentable square foot basis) if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements made to the Premises in order to procure the particular Transfer, (ii) brokerage commissions in connection with the particular Transfer, and (iii) reasonable legal fees in negotiating the particular Transfer. Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.4 Landlord’s Option as to Subject Space. In the event Tenant contemplates a Transfer which, together with all prior Transfers then remaining in effect, would cause fifty percent (50%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord and termination of this Lease with respect to less than the entire Premises, the Base Rent and Tenant’s Share of Direct Expenses shall be equitably prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the nine (9) month period (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to any Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (iii) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

14.6 Intentionally Omitted.

14.7 Occurrence of Default. Any Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer on the terms of the sublease (or in the case of an assignment, on the terms of this Lease). If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Permitted Transfers. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not withhold its consent to a Transfer, nor have any recapture rights under Section 14.4 above, which (i) is an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant, which for purposes of this Lease shall mean an entity which is controlled by, controls, or is under common control with, Tenant as of the Effective Date (an “Affiliate”), (ii) is a sale of corporate shares of capital stock or other ownership interests in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (iii) is an assignment of the Lease to an entity which acquires all or substantially all of the stock, other ownership interests or assets of Tenant, or (iv) is an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term or (v) results in a change in control of Tenant due to a merger or consolidation, or sale of Tenant’s previously controlling entity (any such merger, consolidation, assignment or sublease, a “Permitted Transfer”, and any such assignee, sublessee or surviving Tenant shall be hereinafter referred to as a “Permitted Transferee”), provided that (a) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any contemplated Permitted Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted

Transfer or Permitted Transferee, (b) Tenant delivers evidence of insurance as required under this Lease with respect to the Permitted Transferee, (c) Tenant is not in default under this Lease beyond all applicable notice and cure periods, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (d) such Permitted Transferee shall be of a character and reputation consistent and compatible with the operation and quality of the Project, (e) such Permitted Transferee shall have a tangible net worth (not including intangibles, such as goodwill, as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) and other financial indicators sufficient to meet Tenant’s obligations under the Transfer instrument in question and its obligations hereunder, (f) Tenant shall not be relieved from any liability under this Lease, (g) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant, and (h) Tenant and the Permitted Transferee shall execute and deliver to Landlord, prior to the effective date of the Transfer (and as a condition to the effectiveness of the Transfer), Landlord’s then-standard form of acknowledgement representing that the conditions of this Section 14.8 are true and accurate with respect to such Transfer. The occurrence of a Transfer pursuant to this Section 14.8 shall not waive Landlord’s rights as to any subsequent Transfers.

15. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder and casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, freestanding cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its reasonable discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. With respect to any Alterations that are not Removal Items, Tenant shall leave the same in good working order and condition, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any water sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from and against any Losses relating to the installation, placement, removal or financing of any such Alterations, fixtures and/or equipment in, on or about the Premises or the Project, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Notwithstanding anything in this Lease and/or the Tenant Work Letter to the contrary, any glasswash and/or moveable lab benches acquired and installed in the Premises as a part of Landlord’s Delivery Work and/or as a part of the Tenant Improvements using the Special Allowance shall remain the Property of Landlord upon the expiration or earlier termination of the Lease and Tenant shall not remove the same from the Premises.

15.3 Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least forty-five (45) days prior to the Lease Expiration Date (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract reasonably approved by Landlord and providing that Landlord can rely on the Environmental Assessment). If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws that Tenant is responsible for under this Lease, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.

15.4 Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days’ notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall immediately reimburse Landlord for all such costs upon notice and Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16 of this Lease.

15.5 Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant’s Property not removed by Tenant upon the expiration of this Lease, or within forty-eight (48) hours after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord’s sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord’s property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant’s Property, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus an 8% administrative fee, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The terms and conditions of this Section 15.5 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.

16. HOLDING OVER. Unless otherwise agreed to by Landlord in writing (in Landlord’s sole and absolute discretion) if Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case, daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to greater of (i) a Base Rent amount equal to (A) for the first two (2) months of any such holdover period, one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis), and (B) following such two (2)-month period and during the remaining duration of any such holdover period, two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis), plus one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period (as determined by Landlord in its commercially reasonable discretion). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any Losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, Tenant shall be liable for all damages (including attorneys’ fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

17. ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

17.1 Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.2 Financial Statements. At any time during the Lease Term, unless Tenant’s financials are otherwise reasonably publicly available, Landlord may require Tenant to provide Landlord with (i) a balance sheet for the most recent quarter-end date, (ii) a statement of cash flows for the most recent quarter-end date, and (iii) an income statement for the trailing twelve (12) month period ending on the most recent month-end date. Such financial statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant (or, if not so audited, the same shall be reviewed by a nationally recognized CPA firm and certified by an officer of Tenant). Tenant shall promptly provide Landlord with written notice of any lawsuit that is filed (or judgment entered) against Tenant that would materially impair Tenant’s ability to perform its obligations under this Lease.

18. SUBORDINATION. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Notwithstanding any contrary provision in this Article 18, a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future Mortgage is that Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“Future SNDA”) from the mortgagee under such future mortgage or deed of trust or the lessor under such future lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, this Lease may be so modified and Tenant shall execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor.

19. DEFAULTS; REMEDIES

19.1 Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute a default of this Lease by Tenant (each, an “Event of Default”):

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, which failure continues for five (5) days after written notice of such delinquency; provided, however, that if Landlord has given Tenant two (2) such delinquency notices in the preceding twelve (12) month period, then Tenant’s subsequent failure to pay any Rent or other charge when due shall constitute a default under this Lease without requirement of any notice or cure period; provided further, that any such notice given pursuant to this Section 19.1.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2 To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.3 Abandonment of all or a substantial portion of the Premises by Tenant; or

19.1.4 Except where a specific time period for Tenant’s performance is otherwise expressly set forth in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.4, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant’s performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.4 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.

19.2 Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent not prohibited by Applicable Law), each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Any agreement for free, abated, or reduced Rent or other charges (including, without limitation, the Base Rent Abatement and any Special Allowance Payment), any allowances or other rights of reimbursement granted to Tenant (for improvements, furniture, fixtures, equipment, moving costs, or otherwise), any other agreement for the giving or paying by Landlord to or for the benefit of Tenant of any monetary amounts, and any other bonus, inducement, or other consideration for Tenant entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions”. Accordingly: (i) with respect to the Special Allowance Payment, (A) if this Lease is terminated as a result of any Event of Default by Tenant, then, in addition to all other rights and remedies of Landlord, at Landlord’s sole option (which may be exercised by Landlord at any time following the occurrence of any Event of Default), any unpaid Special Allowance Payment shall be immediately due and payable by Tenant to Landlord, notwithstanding any subsequent cure of the applicable Event of Default, and (B) if this Lease is terminated for any reason that is other than any Event of Default by Tenant (including Landlord’s breach of this Lease), then any unpaid Special Allowance Payment shall continue to be repaid by Tenant to Landlord in accordance with the applicable repayment schedule therefor under this Lease as though this Lease had not been so terminated, which repayment obligations shall survive any such termination (such repayment period, the “Continued Post-Lease Repayment Period”) (and Tenant hereby acknowledges and agrees that, notwithstanding anything in this Lease [including the Letter of Credit Rider] to the contrary, during any such Continued Post-Lease Repayment Period, if any, Tenant shall cause an L-C in the amount of the unpaid Special Allowance Payment to remain in place with Landlord, otherwise subject to and in accordance with the terms and conditions of Letter of Credit Rider attached hereto [e.g., with an L-C Expiration Date therefor that is sixty (60) days after the Continued Post-Lease Repayment Period]); and (ii) with respect to any Inducement Provision that is in the nature of an agreement for free, abated, or reduced Rent or other charges (including, without limitation, the Base Rent Abatement) (to be referred to herein as the “Rent Abatement”), if (A) Tenant shall be in default under this Lease during the period of any Rent Abatement and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default shall be converted to a credit to be applied to the Rent applicable at the end of the Lease Term and Tenant shall no longer have the right to abate Rent for the Premises during the remainder of the period of the Rent Abatement; provided, however, if Tenant cures such default and this Lease remains in full force and effect, then such credit shall then be applied commencing on the cure of such default, or (B) this Lease is terminated for an Event of Default by Tenant, then for purposes of calculating Landlord’s damages, if any, under Section 1951.2 of the California Civil Code, the dollar amount of the unapplied portion of any such Inducement Provision as of the Event of Default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, and Tenant shall no longer have the right to abate Rent for the Premises during the remainder of the period of Rent Abatement. The acceptance by Landlord of Rent or the cure of any Event of Default shall not be deemed a waiver by Landlord of its rights under this Section 19.2.3.

19.2.4 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2, and 19.2.3 above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.2.5 Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligation on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for Consequential Damages, other than those Consequential Damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease in accordance with and subject to the restrictions contained in Section 16 above. Notwithstanding the foregoing, for purposes of this Lease, Consequential Damages shall not be deemed to include future rent damages recoverable by the Landlord pursuant to Sections 19.2.1 (ii) and (iii) above.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease. If Landlord elects to terminate this Lease pursuant to Section 19.2 above following Tenant’s default, Landlord shall mitigate its damages to the extent required by applicable laws.

19.5 Landlord Default.

19.5.1 Landlord Default. Landlord shall be in default under this Lease only if Landlord fails to perform any of its obligations hereunder following the Lease Commencement Date and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant’s exclusive remedy for Landlord’s default under this Lease shall be limited to Tenant’s actual direct, but not consequential, damages caused by such default; in each case, Landlord’s liability or obligations with respect to any such remedy shall be limited as provided in Section 29.13 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligations or the right to terminate this Lease or withhold Rent on account of any Landlord default. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages or any kind, in each case, however occurring (including, without limitation, in connection with or incidental to a failure to furnish any services or utilities, or any failure to perform any repair or maintenance obligations).

19.5.2 Abatement Event. In the event that Tenant is prevented from using, and does not use the Premises, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, or (ii) any failure to provide utility connections to the Building or the Project or access to the Premises as required by this Lease, each as a direct result of Landlord’s negligence or willful misconduct or breach of this Lease (and except to the extent such failure is primarily caused by the action or inaction of Tenant or is outside of Landlord’s ability to cure), Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant for the operation of its business, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

20. COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21. INTENTIONALLY OMITTED

22. COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease. Tenant shall pay all costs in connection therewith. Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines installed by or on behalf of Tenant that are located in or serving the Premises prior to the expiration or earlier termination of this Lease.

23. SIGNS

23.1 Tenant Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project and Landlord’s Project standard signage program, Tenant, at its sole cost and expense, may install and maintain the following signage throughout the Lease Term: (i) identification signage on the existing monument sign located outside at west end of the north side of the Building, (ii) outside identification signage at the entrance to the Building, and (iii) internal directional signage and lobby signage on the same floor where the Premises are located (collectively, “Tenant Signage”); provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.3 below. All such signage shall be subject to Tenant obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord’s Project standard signage program. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.2 Objectionable Name. Tenant’s Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name: “EnCarda.”

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or in any Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord- approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4 Termination of Right to Tenant’s Signage. The rights contained in this Article 23 shall be personal to Original Tenant, its Permitted Assignee and Permitted Transferee, and may only be exercised and maintained by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease).

23.5 Lobby Directory. Landlord, at Tenant’s sole cost and expense, shall install Tenant’s name in the Building directory located in the lobby, if any. Any changes to Tenant’s lobby directory signage shall be subject to Landlord’s prior written approval and shall be performed at Tenant’s sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, the removal of Tenant’s name initially provided for in the Building directory, shall be at Tenant’s sole cost and expense.

24. COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, subject to Landlord’s obligations to comply with Applicable Laws with respect to the Base Building and/or Common Areas serving the Premises as expressly set forth hereinbelow, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s use of, or legal requirements to cease or reduce Tenant’s business operations in or Tenant’s use of, the Premises, (ii) Tenant’s Repair Obligations. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant shall, at its sole cost and expense, comply promptly with such standards or regulations. Landlord shall comply with all Applicable Laws relating to the Base Building and/or the Common Areas serving the Premises; provided, that, notwithstanding the foregoing, to the extent Landlord’s compliance obligations in the immediately preceding sentence are triggered by any improvements or Alterations made to the Premises by or on behalf of Tenant (including any components of the initial Tenant Improvements described in the Tenant Work Letter that are not depicted on the Approved Space Plan) that are not customary life science use improvements consistent with First Class Life Science Projects or Tenant’s particular manner of use of the Premises (as opposed to customary life science use consistent with First Class Life Science Projects), Tenant shall reimburse Landlord for the cost of such compliance within thirty (30) days after invoice from

Landlord. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction- related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 below, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

25. LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay such amounts when due; provided, however, that Tenant shall not be required to pay a late charge for the first (1st) late payment in any consecutive twelve (12) month period to the extent Tenant pays the amount due within five (5) days after receipt of written notice from Landlord that Tenant failed to make such payment when due. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at an annual interest rate (the “Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by Applicable Laws; provided, however, that Tenant shall not be required to pay interest for the first (1st) late payment in any consecutive twelve (12) month period to the extent Tenant pays the amount due within five (5) days after receipt of written notice from Landlord that Tenant failed to make such payment when due.

26. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.4, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; and (ii) subject to Section 29.21 below, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable attorneys’ fees, legal costs, and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or earlier termination of the Lease Term.

27. ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon at least twenty- four (24) hours prior notice to Tenant (except in the case of an emergency, in which case no prior notice is required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective Mortgagees or insurers, or during the last twelve (12) months of the Lease Term (or at any time during which a monetary or material non-monetary Event of Default is continuing under this Lease), to prospective tenants; (iii) post notices of non-responsibility; or (iv) perform Landlord’s Repair Obligations. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time without notice to (a) perform any services required of Landlord; (b) take possession due to any breach of this Lease in the manner provided herein; and (c) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, any such entry (other than under (b) above) shall be accomplished as expeditiously as reasonably possible and performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and cause as little interference to Tenant as reasonably possible and, except for (x) emergencies, or (y) repairs, alterations, improvements or additions required by Applicable Laws, shall be performed after normal business hours if reasonably practical. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 27 with Tenant (except if not reasonably practicable in emergencies) so that Tenant, at Tenant’s option, may provide an employee or a representative of Tenant to accompany Landlord. Tenant hereby waives any Losses for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entries. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

28. TENANT PARKING. Tenant shall have the right to use, for the parking of vehicles, the amount of parking set forth in Section 9 of the Summary, in the on-site and/or off-site, as the case may be, parking facility (or facilities) which serve the Project. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that, subject to Landlord’s indemnification obligations expressly set forth in Section 10.1 above, Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities.

29. MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and in the event of any such transfer, (i) Landlord shall automatically be released from all liability under this Lease arising after the date of such transfer, (ii) Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, (iii) such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a mortgagee as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 above, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

29.9 Material Adverse Judgments. Tenant hereby represents and warrants that, to its actual knowledge (without duty of inquiry), as of the Effective Date (i) there are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state, and (ii) there are no actions filed and pending against Tenant that, if determined or adjudicated adversely to Tenant, could materially impair Tenant’s ability to perform its obligations under this Lease (“Material Adverse Judgments”). During the Lease Term, if any Material Adverse Judgment is made or entered against Tenant, Tenant shall promptly notify Landlord of such Material Adverse Judgment in writing with reasonably sufficient detail.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item included in Direct Expenses or the amount of Direct Expenses in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not expressly set forth in this Lease or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), including all proceeds received from the Building and Project, including all sale proceeds, rent proceeds, insurance proceeds and condemnation awards, but excluding any sale proceeds following any distribution thereof in the normal course of Landlord’s business operations following any such sale, and not as a subterfuge to this Section 29.13). Neither Landlord, nor any of the Landlord Parties (nor Tenant) shall have any personal liability therefor, and Tenant and Landlord, as the case may be, hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under such party. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the terms and conditions of this Section 29.16), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this Section 29.16 (collectively, a “Force Majeure”), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary in this Lease, in no event shall Force Majeure: (a) excuse Tenant’s obligations to pay Rent and other charges due pursuant to this Lease; (b) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease; (c) excuse Tenant’s obligations under Section 10.3 to carry the required insurance; or (d) extend the time period for Tenant to vacate the Premises following expiration of the Lease Term (unless physically impossible or legally prohibited, such as an inability to access the Premises for such purposes due to an earthquake and/or a legal ‘stay at home’ mandate). Without limiting the generality of the foregoing, Tenant agrees and acknowledges that events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1511 of the California Civil Code, and hereby agrees that this Section 29.16 is an express provision to the contrary. Tenant’s agreement to the terms and conditions of this Section 29.16 is material consideration for Landlord’s agreement to enter into this Lease.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the Effective Date, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

HCP Oyster Point III LLC

c/o Healthpeak Properties, Inc.

1900 Main Street, Fifth Floor

Irvine, CA 92614

Attn: Legal Department

with a copy to:

Healthpeak Properties, Inc.

1900 Main Street, Fifth Floor

Irvine, CA 92614

Attention: Scott Bohn

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

865 S. Figueroa Ave., Suite 2800

Los Angeles, California 90017

Attention: Steven Farenbaugh, Esq.

29.19 Joint and Several. If the “Tenant” under this Lease is comprised of more than one legal entity and/or persons, then the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust, partnership, limited liability company or other legal entity, Tenant hereby represents and warrants that (i) Tenant is duly formed and in good standing in Tenant’s state of organization, (ii) Tenant is qualified to do business in California, (iii) Tenant has full right and authority to execute and deliver this Lease, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) days after Landlord’s request, deliver to Landlord satisfactory written evidence of the truth and accuracy of the foregoing representations and warranties.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY; JUDICIAL REFERENCE.

29.22.1 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California. In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the State of California, and (ii) service of process by any means authorized by California law.

29.22.2 WAIVER OF TRIAL BY JURY. IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.22.3 Judicial Reference. If the jury waiver provisions of this Section 29.22 are not enforceable under California law, then the following provisions shall apply. It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 29.21 above. The venue of the proceedings shall be in the county in which the Premises are located. Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 29.22, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may thereafter file a lawsuit in the county in which the Premises are located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from JAMS, the American Arbitration Association or similar mediation/arbitration entity. the proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages which are prohibited by the express provisions of this Lease, and the parties hereby waive any right to recover any such damages. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California law. The reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Section 29.22. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than six (6) months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within nine (9) months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Superior Court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. the parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Section 29.22 shall prejudice the right of any party to obtain provisional relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the code of civil procedure and/or applicable court rules.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party shall indemnify and defend the other party against and hold the other party harmless from any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term. Landlord shall pay the brokerage commissions owing to the Brokers in connection with this Lease pursuant to the terms of a separate written agreement between and/or among Landlord and the Brokers.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the address or name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building, or the name or logo of Landlord (or any of its affiliates), or use pictures or depictions of the Project or Building, in advertising or other publicity (including, without limitation, any websites or social media accounts) or for any purpose, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may use the name of the Building and Project as an element of Tenant’s address with respect to the business to be conducted by Tenant in the Premises.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) such party’s respective financial, legal, space planning and construction consultants and other advisors, and such party’s parent, subsidiary or other affiliated companies, their partners, prospective and actual lenders, banks and investors, auditors, underwriters, and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws. In addition, notwithstanding the foregoing or anything to the contrary herein, Landlord shall be entitled to (a) disclose information relating to this Lease to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities, or in connection with other S.E.C., IRS or other regulatory filings customarily made by publicly traded REIT entities; (b) disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded REIT entities or consistent with past practices, and (c) issue press releases with respect to the fact that this Lease has been entered into, the size and location of the Premises, the length of term, and the identity of Tenant (among other information commonly found in press releases announcing new lease transactions).

29.29 Development of the Project.

29.29.1 Subdivision. Landlord reserves the right to subdivide all or a portion of the Project, buildings and Common Areas. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional commercially reasonable documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of portions of the Project, or any buildings and/or Common Areas, by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.29.2 Construction of Property and Other Improvements. Tenant acknowledges that (i) portions of the Project may be under construction following Tenant’s occupancy of the Premises, including the construction of additional Project buildings, parking areas and structures, and other improvements, and (ii) that such construction may result in levels of noise, dust, obstruction of access, etc. which are substantially in excess of that present in a fully constructed project, including erecting scaffolding or other necessary structures in the Project, and limiting or eliminating access to portions of the Project, including portions of the Common Areas; provided, that, Tenant’s access to and use of the Premises for the Permitted Use (and parking areas for Tenant’s parking rights hereunder) are not materially adversely affected. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, and further waives any Losses for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such work.

29.30 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any Losses arising from Tenant’s breach of this warranty and representation.

29.31 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.32 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Tenant further represents and warrants to Landlord that Tenant and its employees and all persons acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.33 Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

29.34 Landlord’s Representations. Landlord hereby represents and warrants to Tenant that as of the date of Landlord’s execution of this Lease: (i) Landlord holds fee simple title to the Project, and the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust; (ii) Landlord has full power and authority to enter into this Lease and has obtained all consents necessary in connection therewith; and (iii) as of the Delivery Date, no other party will have any possessory rights to the Premises (and none have currently claimed the same).

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date.

LANDLORD:		TENANT

HCP OYSTER POINT III, LLC, a Delaware limited liability company		ENCARDA, INC., a Delaware corporation

By:	/s/ Scott Bohn	By:	/s/ Tassos Gianakakos
	Name: Scott Bohn		Name: Tassos Gianakakos
	Its: Chief Development Officer		Its: Chief Executive Officer, Chair

By:
Name:
Its:

EXHIBIT A

THE COVE

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-1

THE COVE

PROJECT SITE PLAN

EXHIBIT A-1

EXHIBIT B

THE COVE

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of Articles 1 through 29 of this Lease, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

LANDLORD’S DELIVERY WORK; TENANT IMPROVEMENTS

1.1 Landlord’s Delivery Work. Notwithstanding Section 1.1.1 of the Lease to the contrary, Landlord shall, at Landlord’s cost on a turn-key basis (subject to the terms of this Tenant Work Letter), using Building standard materials and in accordance with Building standards, perform that certain work and improvements to the Premises as described and/or depicted on Schedule 1 attached hereto (collectively, “Landlord’s Delivery Work”). Landlord’s Delivery Work shall be performed by Landlord in a good and workmanlike manner and in compliance with all Applicable Laws. For purposes hereof, Landlord’s Delivery Work shall be deemed “Substantially Completed” and “Substantial Completion of Landlord’s Delivery Work” shall occur upon (i) the completion of Landlord’s Delivery Work in accordance with the provisions of this Section 1.1, Delivery Punch List Items (as defined hereinbelow) excepted (which Delivery Punch List Items shall be subsequently performed as set forth hereinbelow), and (ii) the issuance by the applicable governmental authority of a certificate of occupancy or the equivalent in the jurisdiction that the Project is located, if applicable, permitting occupancy of the Premises (which, for purposes of clarification, due to the minor scope of Landlord’s Delivery Work, may be a pre-existing certificate of occupancy or equivalent). If Landlord shall encounter any delays in causing Landlord’s Delivery Work to be Substantially Completed as a result of any acts or omissions of Tenant, or its agents, contractors, employees, licensees or invitees (collectively, “Tenant Delivery Work Delays”), then, notwithstanding anything to the contrary set forth in this Lease and regardless of the actual date Landlord’s Delivery Work is Substantially Completed, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no such Tenant Delivery Work Delays, as set forth above, had occurred. For purposes of this Section 1.1, Tenant shall submit to Landlord a list of minor unfinished work (i.e., items which do not materially and adversely interfere with Tenant’s use and occupancy of the Premises for the Permitted Use) (the “Delivery Punch List Items”) on or before the date that is five (5) business days following the date of Substantial Completion of Landlord’s Delivery Work. If Tenant fails to timely deliver the Delivery Punch List Items to Landlord, then Tenant shall have waived its right to deliver the Delivery Punch List Items and Landlord’s Delivery Work shall be deemed to be complete with Landlord having no further obligations with respect to Landlord’s Delivery Work. After approval by Landlord of the Delivery Punch List Items, the items of work set forth therein will be diligently completed by Landlord, with commercially reasonable efforts to complete the same within thirty (30) days.

EXHIBIT B

1.2 Tenant Improvements. Separate and apart from Landlord’s Delivery Work, and not a condition to the occurrence of the Lease Commencement Date under the Lease, using Building standard materials, components and finishes, Landlord shall, at Landlord’s cost on a turn-key basis (subject to the terms of this Tenant Work Letter), cause the installation and/or construction of those certain items identified on the “Approved Space Plan,” defined below (the “Tenant Improvements”). The term “Approved Space Plan” shall mean that certain space plan and scope of work list approved by Landlord and Tenant, which Approved Space Plan is attached hereto as Schedule 2. Immediately upon the full execution and delivery of this Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply the necessary information, if any, required to allow the Landlord’s architects and engineers to complete any additional architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with the Approved Space Plan (the “Approved Working Drawings”). Tenant shall timely comply with the applicable milestones set forth in the construction schedule set forth on Schedule 5 attached hereto (the “Tenant Milestone Schedule”). Tenant shall make no changes, additions or modifications to the Tenant Improvements or the Approved Space Plan without the prior written consent of Landlord, except in accordance with and subject to the terms and conditions of Section 1.3 below. Notwithstanding any provision to the contrary set forth in this Lease or this Tenant Work Letter, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for acquisition and installation of all data and telephone cabling, furniture, fixtures and equipment for the Premises. The Tenant Improvements shall be performed by Landlord in a good and workmanlike manner, in compliance with all Applicable Laws and using commercially reasonable efforts to avoid material, unreasonable interference with Tenant’s operations for the Permitted Use in the Premises.

1.3 Tenant Change Request. If Tenant at any time desires any changes, alterations or additions to the Approved Working Drawings (including, without limitation, with respect to any items not identified on the Approved Space Plan and/or any items requiring other than Building standard materials, components or finishes), Tenant shall submit a detailed written request to Landlord and the Project Managers specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall promptly notify Tenant (i.e., within seven [7] business days) of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which would be caused in the Substantial Completion of the Tenant Improvements if such Tenant Change Request were implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings, revised pricing, and any governmental approvals), which estimation of delays shall include a good faith and reasonable coordination with the Contractor to formally evaluate and estimate such delays to the previous schedule, and (C) Landlord’s estimate of the net increase, if any (accounting for the delta/increase between any previous replaced/changed components, as opposed to the entirety of any replacement/changed component costs), in the TI Costs that would result if such Tenant Change Request were implemented (including, but not limited to, any costs of design, permitting, and compliance with laws or governmental regulations

EXHIBIT B

that become applicable because of the implementation of the Tenant Change Request), which estimation of such increase in TI Costs shall include a good faith and reasonable coordination with the Contractor to formally evaluate and estimate such cost increases to the previous budget (the “Tenant Change Request Notice”). After receipt of the Tenant Change Request Notice, Tenant shall have three (3) business days to notify Landlord that it elects to proceed with the Tenant Change Request, and that Tenant approves and agrees to be responsible for the actual delays and cost increases, if any, directly resulting from such Tenant Change Request (regardless of whether such delays or costs exceed the estimates in the Tenant Change Request Notice) (the “Tenant Change Authorization”). Following receipt of the Tenant Change Authorization, subject to Tenant’s payment of the Change Order Costs pursuant to Section 2.2 below, Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request (collectively, “Change Order Costs”), and any delays resulting therefrom shall be deemed to be a Tenant Delay; provided, however, in the course of such construction, Landlord shall use commercially reasonable and good faith efforts to keep Tenant apprised of any cost overruns by the Contractor, if any (in excess of the estimate under clause (C) hereinabove), and coordinate with Tenant and Contractor to potentially value engineer and/or otherwise reasonably address modification of the subject Tenant Change Request to potentially reduce and/or eliminate such overruns (it being understood and agreed that Tenant is still responsible for all Change Order Costs and for any delays resulting from such potential modification or value engineering process as a Tenant Delay). The design, permitting and construction work specifically pertaining to any Tenant Change Request so authorized and implemented is sometimes referred to as “Approved Change Order Work”. If Tenant fails to provide the Tenant Change Authorization within such three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

1.4 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the “Tenant Improvements” (as that term is defined above) in the Premises, which Building standards have been provided to Tenant prior to the date of this Lease in writing. The quality of the Tenant Improvements shall be materially consistent with the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Building standards. Landlord may make commercially reasonable changes to said specifications for Building standards from time to time.

SECTION 2

COSTS OF TENANT IMPROVEMENTS

2.1 TI Costs. Landlord, at Landlord’s sole cost and expense, shall be responsible for the costs of the design, permitting, project management and construction of the Tenant Improvements (collectively, the “TI Costs”), which Landlord shall pay on a progress payment basis during the course of the design and construction of the Tenant Improvements in accordance with Landlord’s standard draw cycle and disbursement procedures and requirements (which procedures and requirements include, without limitation, Landlord’s receipt of requests for payment and invoices from the architects, engineers, contractors, subcontractors and other persons or entities performing the Tenant Improvements and executed mechanics’ lien releases from all such persons and entities, all as reasonably satisfactory to Landlord).

EXHIBIT B

2.2 Change Order Costs. Notwithstanding Section 2.1 above, subject to Tenant’s potential election to use all or any portion of the Special Allowance pursuant to Section 2.3 below, Tenant, at Tenant’s sole cost, shall pay for all Change Order Costs (if any), which payment shall be made to Landlord as follows: (i) prior to the date upon which Landlord commences performance of any Approved Change Order Work, Landlord shall deliver to Tenant a written estimate of the total Change Order Costs (the “Estimated Change Order Costs”); (ii) Tenant shall provide the amount set forth in such estimate to Landlord in cash within five (5) business days after Tenant’s receipt of such written estimate. Landlord shall use the Estimated Change Order Costs paid by Tenant to pay for the applicable Change Order Costs as a part of the progress payment logistics under Section 2.1 above. Notwithstanding the foregoing, if the then existing Estimated Change Order Costs, if any, are re-estimated and increased in excess of fifteen percent (15%) by Landlord acting in good faith from time to time during the design, permitting and construction of the Approved Change Order Work, then Tenant shall pay such revised Estimated Change Order Costs to Landlord (that are not funded from the Special Allowance) within ten (10) days after Tenant’s receipt of written invoice therefor. Following the date the Tenant Improvements are Substantially Completed, Landlord shall provide Tenant with a written reconciliation of the actual total Change Order Costs as compared to the Estimated Change Order Costs previously paid by Tenant, and subject to Tenant’s rights under Section 2.3 below with respect to the Special Allowance, Tenant shall pay to Landlord any underpayment of the Change Order Costs made by Tenant, or Landlord shall reimburse to Tenant any overpayment of the Change Order Costs made by Tenant, as the case may be, within thirty (30) days after Landlord’s delivery of such written reconciliation to Tenant.

2.3 Special Allowance. Tenant shall have the right, by written notice to Landlord given at any time prior to the Outside Special Allowance Election Date (as defined below), to use up to, but not exceeding $718,860.00 (i.e., $20.00 per rentable square foot of the Premises) (the “Special Allowance”) towards the payment of any of the following (collectively, the “Special Allowance Permissible Costs”): (i) the Change Order Costs (including as Estimated Change Order Costs); (ii) the costs of any approved modifications to the Landlord’s Delivery Work (which modifications, themselves, remain subject to Landlord’s approval, in Landlord’s sole and absolute discretion); and/or (iii) the costs of any other Alterations (that are permanently affixed to the Premises) approved by Landlord under the Lease and completed by or on behalf of Tenant on or before the Outside Special Allowance Election Date, if any. On or prior to the date that is twelve (12) months after the Lease Commencement Date (the “Outside Special Allowance Election Date”), Tenant shall notify Landlord in writing (the “Special Allowance Election Notice”), which notice shall be in the form attached hereto as Schedule 3, of the amounts, if any, of the Special Allowance that Tenant desires to utilize in accordance with the terms of this Section 2.3 (the “Elected Special Allowance”). In the event Tenant timely exercises its right to use all or any portion of the Special Allowance, Tenant shall be required to pay Landlord, commencing on the date (the “Special Allowance Payment Commencement Date”) that is the earlier to occur of (A) the date that the Tenant Improvements are completed, and (B) the date immediately following the Outside Special Allowance Election Date, the “Special Allowance Payment,” as that term is defined below, in consideration of Landlord provision of the Special Allowance. The “Special

EXHIBIT B

Allowance Payment” shall be determined as the missing component of an annuity, which annuity shall have (1) the amount of the Elected Special Allowance as the present value amount, (2) a number equal to the number of full calendar months then remaining in the Lease Term as the number of payments, (3) a monthly interest factor equal to 0.8334%, which is equal to ten percent (10%) divided by twelve (12) months per year, and (4) the Special Allowance Payment as the missing component of the annuity, and shall not be subject to annual escalations. Following the calculation of the total Special Allowance Payment, Landlord and Tenant will enter into a lease amendment in the form attached hereto as Schedule 4, to confirm the amount thereof (the “Special Allowance Amendment”). If Tenant fails to provide the Special Allowance Election Notice to Landlord on or before the Outside Special Allowance Election Date, Tenant shall have no further right to any Special Allowance.

If Tenant timely elects for all or any portion of the Special Allowance to be used towards the Change Order Costs under this Tenant Work Letter, Landlord shall disburse the same as a part of the progress payment logistics under Section 2.1 above.

Notwithstanding the foregoing, if at the time Tenant timely delivers any Special Allowance Election Notice to Landlord electing to use any Special Allowance towards the payment of all or any portion of the Change Order Costs, the parties shall reconcile any then-held Estimated Change Order Costs by Landlord that were previously paid by Tenant (if any), such that: (y) Landlord will return any applicable amounts of such then-held Estimated Change Order Costs to Tenant (in the corresponding amount of the applicable Elected Special Allowance); and (z) the required Estimated Change Order Costs to be paid to Landlord (and reconciliation of the Estimated Changed Order Costs and actual Change Order Costs after completion of the Tenant Improvements under Section 2.2 above) shall account for such designated Elected Special Allowance.

For purposes of clarification: (I) it is the parties intention that Tenant deliver the Special Allowance Election Notice to Landlord at the time Tenant would otherwise first pay the Estimated Change Order Costs to Landlord under Section 2.2 above, providing Landlord with clarity on the funds to use from the Special Allowance for such Change Order Costs and the funds to be collected from Tenant if any remaining Estimated Change Order Costs; and (II) however, if Tenant does not provide the Special Allowance Election Notice to Landlord at such point(s) in time, Tenant does not lose the right to later provide the Special Allowance Election Notice to Landlord as set forth hereinabove and, if applicable, reconcile such previously delivered Estimated Change Order Costs.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby non-exclusively assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements (provided that Landlord reserves all rights in connection with such warranties and guaranties by the Contractor), and Tenant hereby waives all claims against Landlord relating to or arising out of the design and construction of the Tenant Improvements that are covered within the scope of such warranties and guaranties. The Contractor’s warranty for the Tenant Improvements (and the applicable contractor warranty for the applicable components of Landlord’s Delivery Work, as the case may be) shall extend for at least one (1) year from completion.

EXHIBIT B

SECTION 4

TENANT’S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of Tenant’s space planner/architect and/or any of the following engaged by Tenant: separate contractors, subcontractors or consultants on the Premises or in the Building.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS

5.1 Completion. The completion of the Tenant Improvements shall not be a required component of and/or condition to the occurrence of the Lease Commencement Date under the Lease; provided, however, Landlord shall use commercially reasonable and diligent efforts to promptly commence and complete design and construction of the same following the Lease Commencement Date. However, for purposes of this Lease, the Tenant Improvements shall be deemed to be “substantially completed” (herein referred to as “Substantial Completion” or “Substantially Complete”) when all major construction of the Tenant Improvements is completed pursuant to the Approved Working Drawings (subject to the terms of Section 5.2, below), specifically excluding (i) minor, “punch list” items which do not materially interfere with Tenant’s use and occupancy of the Premises, (ii) any tenant fixtures, work-stations (including any related fixture and/or equipment electrification), built-in furniture, or laboratory or other equipment (including security and other Tenant systems) to be installed by Tenant or under the supervision of Contractor, and (iii) the installation of the glasswash component of the Tenant Improvements (due to the same being a long lead-time item, and which, if not completed by Substantial Completion, shall thereafter be diligently completed by Landlord). Based on the Approved Space Plan, Landlord currently anticipates that Substantial Completion of the Tenant Improvements will occur on April 18, 2025 (the “Anticipated TI Completion Date”). If Landlord does not cause Substantial Completion of the Tenant Improvements to occur on or before the Anticipated TI Completion Date (or any other particular date), then, except as expressly set forth in Section 1.1.1.3 of the Lease, Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected.

5.2 Delay of the Substantial Completion of the Tenant Improvements. For purposes of this Lease and Tenant Work Letter (including, without limitation, Section 1.1.1.3(b) of this Lease), a “Tenant TI Delay” shall mean the occurrence of any of the following to the extent actually causing a delay in Substantial Completion:

5.2.1 Tenant’s failure to timely (i.e., within the time period provide for in this Lease for Tenant’s approval) approve any matter requiring Tenant’s approval, including a failure to comply with the Tenant Milestone Schedule;

5.2.2 A breach by Tenant of the terms of this Tenant Work Letter or this Lease;

EXHIBIT B

5.2.3 Tenant Change Requests and Tenant’s request for changes in the Approved Space Plan, the Tenant Improvements, or, once completed, the Approved Working Drawings, or Tenant’s request for changes which cause the Approved Working Drawings to not be a logical extension of or consistent with the Approved Space Plan;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements (each, a “Long- Lead Item”) which are (A) not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or (B) are different from, or not included in, Landlord’s Building standards; provided, however, no such Tenant Delay shall occur under this Section 5.2.4 unless and until (1) Landlord notifies Tenant of the potential delay resulting from any such Long-Lead Item, and (2) Tenant fails to deliver specific proposed changes to the Construction Drawings to Landlord (subject to Landlord’s reasonable approval thereof) that eliminate such Long-Lead Item within two (2) business days after Tenant’s receipt of such notice (provided, however, notwithstanding the foregoing, to the extent any materials, components, finishes or improvements are set forth on the Approved Space Plan, no such Tenant Delay shall occur under this Section 5.2.4 with respect thereto);

5.2.5 Changes to the base, shell and core work of the Building required by the Approved Working Drawings that are not set forth on the Approved Space Plan; provided, however: (A) if Landlord has actual knowledge of any such required changes which would constitute a Tenant Delay pursuant to this Section 5.2.5, but fails to notify Tenant thereof within three (3) business days after Landlord first obtains such actual knowledge, such Landlord-known required changes shall not constitute a Tenant Delay pursuant to this clause (v) until (1) Landlord notifies Tenant thereof (such notice shall include Landlord’s good faith, non-binding estimate of the anticipated length of such resulting delays), and (2) Tenant fails to deliver specific proposed changes to the Construction Drawings to Landlord (subject to Landlord’s reasonable approval thereof) that eliminate such required changes within two (2) business days after Tenant’s receipt of such notice; and (B) if any such changes are expressly set forth in the Approved Space Plan, such changes shall not constitute a Tenant Delay pursuant to this Section 5.2.5; or

5.2.6 Delays in obtaining a certificate of occupancy, temporary certificate of occupancy, or final permit sign off by appropriate municipal authorities to the extent due to the Tenant’s failure to complete any tenant fixtures, work-stations (including any related fixture and/or equipment electrification), built-in furniture, or equipment (including security and other Tenant systems) to be installed by Tenant; or

5.2.9 Any other acts or omissions of Tenant, or its agents, or employees, including, without limitation, failure or delay beyond the period provided for in this Tenant Work Letter, to consult with Landlord or attend meetings or return emails or telephone calls or to respond to other correspondence from Landlord.

5.3 Acceptance of Inconveniences. The parties hereby agree that the Tenant Improvements (including any Punch-List Work under Section 5.4 below) will be performed during Tenant’s occupancy of the Premises, and in connection therewith, Tenant hereby acknowledges and agrees: (i) to accept any and all inconveniences associated with the performance of the Tenant Improvements which may occur during such occupancy including, without limitation, dust, noise,

EXHIBIT B

etc.; (ii) that the performance of the Tenant Improvements shall in no way constitute a constructive eviction of the Tenant under the Lease nor entitle Tenant to any abatement of rent payable pursuant to the Lease; and (iii) Landlord shall not be liable to Tenant for, and Tenant shall not be entitled to any compensation or damages from Landlord for, loss of the use of all or any part of the Premises or of any personal property or improvements therein resulting from the performance of the Tenant Improvements, or for any inconvenience or annoyance occasioned thereby or for any injury to or interference with Tenant’s business, except for any injury to persons or damage to property (but not loss of or interference with business or other consequential damages) to the extent caused by Landlord’s gross negligence or intentional misconduct and not insured or required to be insured by Tenant under the Lease. In the performance of the Tenant Improvements, Landlord will use commercially reasonable efforts to not unreasonably and materially interfere with Tenant’s operations for the Permitted Use in the Premises.

5.4 Tenant Improvements Punch List. Tenant shall submit to Landlord a list of minor unfinished work for the Tenant Improvements (the “Punch List”) on or before the date that is five (5) business days following the date of Substantial Completion of the Tenant Improvements. If Tenant fails to timely deliver the Punch List to Landlord, then Tenant shall have waived its right to deliver the Punch List and the Premises shall be deemed to be complete with Landlord having no further obligations with respect to the Premises. Aft er approval by Landlord of the Punch List, the items of work set forth therein will be diligently completed by Landlord.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Oliver Sjahsam as its sole representative with respect to the matters set forth in this Tenant Work Letter (whose e-mail address for the purposes of this Tenant Work Letter is [***]), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representatives; Project Management. As used herein, the “Project Manager(s)” shall mean Project Management Advisors, Inc. (“PMA”), or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant’s compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Tenant’s sole expense, subject to Landlord’s payment of the Special Allowance.

EXHIBIT B

6.3 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the master labor agreements existing between trade unions and the Northern California Chapter of the Associated General Contractors of America.

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item (including as set forth on the Tenant Milestone Schedule), if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease or this Tenant Work Letter, if any Event of Default by Tenant under this Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund in advance the Estimated Change Order Costs) occurs, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the cessation of construction of the Tenant Improvements and any other work required to be performed by Landlord pursuant to this Tenant Work Letter (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.7 Cooperation by Tenant. Tenant acknowledges that the timing of the completion of the Tenant Improvements is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Tenant Improvements, and in connection therewith, shall respond to Landlord’s reasonable requests related to the Tenant Improvements (including, without limitation, with respect to meetings, information and/or approvals), except as specifically set forth herein to the contrary, within three (3) business days following request by Landlord.

6.8 Freight Elevators. Subject to Landlord’s reasonable rules and regulations and payment by Tenant to Landlord of Building standard charges, Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

DEPICTION AND/OR DESCRIPTION OF LANDLORD’S DELIVERY WORK

ENCARDA TURNKEY TI SCOPE LIST - PHASE 1

This document, taken in its entirety, clarifies the scope defined in the “Test Fit Plan” (the “Plan”) produced by CAC and dated 07/26/2024 included here as Exhibit A: Phase I Final Space Plan. For any conflict and ambiguity between this document and the Plan, this document shall govern.

OFFICE AREA SCOPE INCLUDES:

OFFICE AREA GENERAL:

•	8’ 0” X 36” solid wood veneer doors with clear anodized aluminum doorframes with sidelights unless noted otherwise in Scope List.

•	Walls to be 6” above grid unless otherwise noted on Scope List.

•	Ceilings

•

Armstrong 2x2 acoustic ceilings tile & supra fine 9 16 grid (or equivalent) in open office areas, private offices, huddle rooms, phone rooms, and conference rooms impacted by construction, as noted below.

•	Flooring (unless noted otherwise m Scope List)

•	Carpet tiles and rubber base in open office areas, private office areas, meeting rooms, and lobby.

•	LVT in breakroom and wellness room.

•	Paint

•	Furnish and install new primer and latex paint on all wall surfaces per agreed upon finish schedule (TBD during design).

•	Lighting

•	Existing T-24. LED lighting to remain throughout. Reuse existing fixtures as noted on Plan, relocate & install existing lights per new layout as required in areas of work.

•	New lighting in new offices to match existing salvaged light fixtures.

•	Electrical

•	Standard duplex convenience outlets as required by code in new areas of construction, as noted on Plan, including private offices and wellness rooms.

SCHEDULE 1 TO

EXHIBIT B

•	All remaining existing power to remain as-is. including existing power connections to existing Tenant Furnished Tenant Installed (TFTI) open office modular furniture.

•	Power data (ring & string) as noted on Plan.

PHASE I OFFICE:

•	One (1) Lobby (219)

•	One (1) Break Room (204)

•	Two (2) Open Office Areas (220 & 205)

•	Two (2) Private Offices (219 & 217)

•	Six (6) Meeting Rooms (206, 211, 212. 215, 216, 226)

•	Two (2) Phone Rooms (213 & 214)

•	One (1) Scope Room (241)

1.	Furnish and install one (1) Lobby (219) by demolishing plan-south wall adjacent to office 218. install new carpet tiles, and pendant light.

2.

Furnish and install new LVT in Break Room (204). as noted on Plan Includes removal of existing flooring, protection of existing finishes as needed, allowance to rework existing furniture in open offices to accommodate for temp barriers.

3.

Furnish and install new carpet tiles and rubber base in Open Office Areas (205. 220). Meeting Rooms (206, 211, 11, 212, 215, 216. 226). Phone Rooms (213, 214) as noted on Plan Includes removal of existing flooring, protection of existing finishes as needed.

4.

New paint to new and existing walls, latex single component epoxy at labs and vivarium, paint all exposed structural columns and braces w two coats of DTM paint. hollow metal doors and frames w two coats of pre-catalyzed epoxy, open structure ceilings at all open office areas are to be touched up as needed.

5.	Provide power for two (2) TFTI deli fridges in Scope Room (241).

SCHEDULE 1 TO

EXHIBIT B

EXCLUSIONS:

•	Movable partitions from Break Room to Office

•	New epoxy flooring in Vivarium throughout (Patch work only).

•	Furniture in office areas, break room area. collaboration & other areas.

•	Equipment anchorage or calculations/drawing package for permitting, except for the Modular Clean Room as noted above.

•	Specialty lighting, wall treatments or coverings. IDEA paint. baffles, white boards, and acoustical materials/enhancement (unless noted above).

•	Touchless faucets in break room, lab area. etc. or sink pedals in the lab area.

•	Drinking fountain updates or upgrades including but not limited to bottle filling stations.

•	Low voltage, data and or IT cabling or racking. or monitors (except ring & string provided where noted above).

•	AV equipment, screens, or infrastructure including electrical and cable rough-in for speakers.

•	Moveable gowning racks, metro racks, mobile storage, etc.

•	Biosafety cabinets (BSC) & incubators

•	Downdraft tables

•	Niederman retractable arm exhaust or blast gates

•	DI system or Milli-Q including equipment or piping.

•	02 & LN2 tanks or N2 generator, tanks, cannisters. etc.

•	Free-standing lab equipment (glass cabinets, ice machines, freezers, chemical, flammable or waste storage containers, etc.)

•	Signage, other than code required (code required signage to compliment selected signage).

•	Security System (except ring & string provided where noted above).

•	Emergency Responder Radio Coverage System (ERRCS) or other DAS system.

•	Emergency Power beyond Tenant s pro-rata share.

[Continues on Following Page]

SCHEDULE 1 TO

EXHIBIT B

Space Plan Depicting Certain Portions of Landlord’s Delivery Work:

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

APPROVED SPACE PLAN

Scope of Work:

ENCARDA TURNKEY TI SCOPE LIST - PHASE II

This document, taken m its entirety, clarifies the scope defined in the Test Fit Plan (the “Plan”) produced by CAC and dated 07/26/2024 included here as Exhibit B: Phase II Final Space Plan. For any conflict and ambiguity between this document and the Plan, this document shall govern.

OFFICE AREA SCOPE INCLUDES:

OFFICE AREA GENERAL:

•	8’ 0” X 36” (or 8’ 0” X 72” for double doors) solid wood veneer doors with clear anodized aluminum doorframes with sidelights unless noted otherwise m Scope List.

•	Walls to be 6” above grid unless otherwise noted on Scope List.

•	Ceilings

•

Armstrong 2x2 acoustic ceilings tile & supra fine 9/16 grid (or equivalent) in open office areas, private offices, huddle rooms, phone rooms, and conference rooms impacted by construction, as noted below.

•	Flooring (unless noted otherwise in Scope List)

•	Carpet tiles and rubber base in open office areas, private office areas, meeting rooms, and lobby.

•	LVT in breakroom and wellness room.

•	Paint

•	Furnish and install new primer and latex paint on all wall surfaces per agreed upon finish schedule (TBD during design).

•	Lighting

•	Existing T-24, LED lighting to remain throughout. Reuse existing fixtures as noted on Plan, relocate & install existing lights per new layout as required m areas of work.

•	New lighting in new offices to match existing salvaged light fixtures.

•	Electrical

•	Standard duplex convenience outlets as required by code in new areas of construction, as noted on Plan, including private offices and wellness rooms.

SCHEDULE 2 TO

EXHIBIT B

•	All remaining existing power to remain as-is. including existing power connections to existing Tenant Furnished Tenant Installed (TFTI) open office modular furniture.

•	Power data (ring & string) as noted on Plan.

PHASE II OFFICE

•	One (1) Break Room (204)

•	Eight (8) Offices (209. 210, 217, 218, 221, 222, 223, 224)

•	One (1) Wellness Room (225)

1.	Furnish and install two sets of double doors with glazing partition at Break Room (204) separating Open Office (205).

2.	Relocate one (1) DEA Safe to Vivarium Receiving (261) as noted on Plan. Add new cypher locking hardware at DEA door and card reader at Vivarium Receiving door.

3.

Furnish and install six (6) offices (209,210, 221, 222, 223, 224) with new doors with sidelights and or adjacent glazing, as noted on Plan. One (1) duplex outlet with data ring & string on wall, and one (1) convenience duplex outlet.

4.	Modify two (2) offices (217, 218) with new walls on plan-north.

5.

Furnish and install one (1) Wellness Room (225) with new door, millwork of plastic laminate upper and lower cabinets with solid surface countertop and one (1) ADA compliant hand sink with standard faucet. Two (2) convenience duplex outlets with dedicated circuit for one (1) TFTI undercounter refrigerator.

LAB AREA SCOPE INCLUDES:

LAB AREA GENERAL:

•	Walls

•	Existing walls between lab and office areas

•	Existing walls between Vivarium and other lab spaces.

•	Existing walls between lab interior spaces.

•	Existing walls between Vivarium suites.

•	Walls to be 6” above grid in lab interior, full height between lab and office areas, unless otherwise noted in Scope List.

•	Walls 6” above ceiling between Vivarium interior spaces.

•	Door/Frame/Hardware

SCHEDULE 2 TO

EXHIBIT B

•	8’0” X 42” hollow metal doors (or 8’ 0” X 72” for double doors) with half-lites unless noted otherwise in Scope List. Include kickplates on push side of lab doors.

•	Ceilings:

•	Existing 2x4 grid in General Labs to remain.

•	Gyp Board/Hard lid ceiling in Vivarium spaces and Lab Support Rooms to remain.

•	Lighting

•	Existing T-24 compliant, 2x4 LED lighting throughout all lab areas.

•	Existing Lights Vivarium spaces to remain.

•	Flooring (unless noted differently in Scope List)

•	Existing Welded Sheet Vinyl or Welded Rubber flooring to remain as-in in General Lab and Lab Support Rooms.

•	Patch and repair existing Epoxy Flooring in Vivarium spaces.

•	Paint

•	Epoxy paint for all General Lab. Lab Support, Vivarium, and GMP spaces — Spec TBD.

•	Lab Casework

•	Existing casework bench and base to remain.

•	Existing Fume Hoods to remain.

•	Electrical

•	Quantities of normal power vs E-power outlets — TBD.

•	Power/plumbing connection and floor drains for Cage Wash and Animal Holding Rooms—size TBD.

PHASE II - LAB

•	One (1) Procedure Room (279)

•	Five (5) Vivarium Animal Holding Rooms (271, 274, 275, 276, 277)

•	One (1) Vivarium Vestibule (266)

•	One (1) Dirty Room (270)

•	One (1) Mechanical Room (264)

•	One (1) Clean Room (263)

•	One (1) Chern Lab (230)

SCHEDULE 2 TO

EXHIBIT B

•	One (1) Bio Lab (240)

•	One (1) Chem Stock Room (243)

•	One (1) Compound Management Room (244)

•	One (1) Analytical Lab (242)

•	One (1) Process Cold Room within existing Analytical (255, 253)

1.	Modify one (1) Procedure Room (279) with new surgical light fixture and power for switch. Provide additional framing to support fixture, patch and repair ceiling.

2.

Modify five (5) Vivarium Holding Rooms (271. 274, 275, 276, 277). each with (1) floor drain, as noted on Plan. Patch and repair existing epoxy flooring as needed. Match flooring as close as possible to existing. Excludes new overlay/finish.

3.

Finish and install one (1) Vivarium Vestibule (266) with set of double hollow metal entry doors from Vestibule corridor. Doors to have half height vision lite on each leaf, automatic door bottoms, hydraulic closers, armor plate, coordinator bar and ring & string for TFTI security.

4.

Modify existing room to one (1) Dirty Room with door and floor drain(s) (Quantity — TBD), as noted on plan—Patch and repair existing epoxy flooring around floor drains, match as close as possible to existing. Excludes new overlay/finish. Includes power and plumbing coordinated with Clean room.

5.

Modify existing room to one (1) Mechanical Room including installation and hookup. Furnish and install floor drain(s) (Quantity — TBD). as noted on plan. Patch and repair existing epoxy flooring around floor drains, match as close as possible to existing. Excludes new overlay/finish. Includes coordinated power and plumbing with Dirty and Clean rooms dedicated to future tenant provided cage wash. Furnish and install new hollow metal door from Clean Room (263).

6.

Furnish and install one (1) Clean Room (263) with four (4) floor drains. Patch and repair existing epoxy flooring around floor drains Match as close as possible to existing. Excludes new overlay/finish. Includes power and plumbing coordinated with Dirty room dedicated to cage wash. Provide aluminum bumpers around room to match existing conditions.

7.	Modify existing one (1) Chem Lab (230) with power, vent and N2 for (TFTI) LC/MSs and refrigerators.

8.	Modify existing one (1) Bio Lab (240) with power, vent and N2 for (1111) LC/MSs.

9.

Furnish and install one (1) Chem Stockroom (243) with hollow metal door and misc. drywall patching. Provide 2” ducts for venting, two (2) vents for TFTI solvent cabinets, and three to four (3-4) vents for (TFTI) reagent cabinets.

10.	Compound Management (244) and Analytical Lab (242) to remain as-is.

SCHEDULE 2 TO

EXHIBIT B

11.

Furnish and install one (1) Process Cold Room (255) adjacent to existing Analytical (253) with door, sheet vinyl flooring, dehumidification system (controls excluded), insulated 4” wall and ceiling panels. Tables to be TFTI. Slab below to be insulated.

SCHEDULE 2 TO

EXHIBIT B

EXCLUSIONS:

•	Movable partitions from Break Room to Office

•	New epoxy flooring in Vivarium throughout (Patch work only included).

•	Furniture in office areas, break room/area. collaboration & other areas.

•	Equipment anchorage or calculations/drawing package for permitting, except for the Modular Clean Room as noted above.

•	Specialty lighting, wall treatments or coverings, IDEA paint. baffles, white boards, and acoustical materials/enhancement (unless noted above).

•	Touchless faucets in break room, lab area, etc. or sink pedals in die lab area.

•	Drinking fountain updates or upgrades including but not limited to bottle filling stations.

•	Low voltage, data and/or IT cabling or racking. or monitors (except ring & string provided where noted above).

•	AV equipment, screens, or infrastructure including electrical and cable rough-in for speakers.

•	Moveable gowning racks, metro racks, mobile storage, etc.

•	Biosafety cabinets (BSC) & incubators

•	Downdraft tables

•	Niederman retractable arm exhaust or blast gates

•	DI system or Milli-Q including equipment or piping.

•	02 & LN2 tanks or N2 generator, tanks, cannisters, etc.

•	Free-standing lab equipment (glass cabinets, ice machines, freezers, chemical, flammable or waste storage containers, etc.)

•	Signage, other than code required (code required signage to compliment selected signage).

•	Security System (except ring & string provided where noted above).

•	Emergency Responder Radio Coverage System (ERRCS) or other DAS system.

•	Emergency Power beyond Tenant’s pro-rata share

SCHEDULE 2 TO

EXHIBIT B

Space Plan:

SCHEDULE 2 TO

EXHIBIT B

SCHEDULE 3 TO EXHIBIT B

FORM OF SPECIAL ALLOWANCE ELECTION NOTICE

[Date]

[LANDLORD ADDRESS]

Re:	Lease (the “Lease”) between (“Landlord”) and (“Tenant”) dated , 20__, for space (the “Premises”) in the building located at (the “Building”).

NOTICE OF ELECTION TO USE SPECIAL ALLOWANCE

Dear [LANDLORD]:

The above referenced Tenant hereby (i) elects to use $ of the Special Allowance granted to Tenant pursuant to the terms of Section 2.3 of the Tenant Work Letter attached as Exhibit B to the referenced Lease (such amount the “Elected Special Allowance”), and (ii) agrees that Tenant will execute the Special Allowance Amendment with respect thereto as provided in such Section 2.3.

If Tenant is a corporation, trust or partnership, each individual executing this letter on behalf of Tenant hereby represents and warrants that such person signing on behalf of Tenant is authorized to do so.

Very truly yours,

TENANT:

By:

Name:

Its:

SCHEDULE 3 TO

EXHIBIT B

SCHEDULE 4 TO EXHIBIT B

FORM OF AGREEMENT FOR ADDITIONAL MONTHLY BASE RENT

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of , 202__, by and between   (“Landlord”), and             (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant are parties to that certain Lease dated __________, 20___, (the “Lease”), pursuant to which Tenant leases premises on the floors (the “Premises”) containing approximately rentable square feet of space in the building located at_________ (the “Building”).

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2. Special Allowance. Pursuant to the terms of Section 2.3 of the Tenant Work Letter attached to the Lease as Exhibit B, Tenant was entitled to a Special Allowance of up to $718,860.00 (i.e., $20.00 per rentable square foot of the Premises) (the “Special Allowance”). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has utilized_________ and __/100 Dollars ($__________________ .) of the Special Allowance (the “Utilized Special Allowance”), as__________________.

4. Additional Monthly Base Rent. As a result of Tenant’s use of the Utilized Special Allowance, Tenant is required to pay Additional Monthly Base Rent calculated as provided in Section 2.3 of the Tenant Work Letter, which Additional Monthly Base Rent shall be equal to $______ per month, payable on or before the first (1st) day of each month commencing as of __, and continuing through the expiration of the initial Lease Term.

5. [PROVIDE FOR ANY OTHER LOGISTICAL TERMS IF SPECIAL ALLOWANCE BEING APPLIED TO CERTAIN COSTS PURSUANT TO SECTION 2.3 OF THE TENANT WORK LETTER AND CLARITY IS NEEDED]

6. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

SCHEDULE 4 TO

EXHIBIT B

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:	TENANT:

HCP OYSTER POINT III, LLC, a Delaware limited liability company	ENCARDA THERAPEUTICS, INC. a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

By:

Name:

Its:

SCHEDULE 4 TO

EXHIBIT B

SCHEDULE 5 TO EXHIBIT B

TENANT MILESTONE SCHEDULE

ENCARDA TI MILESTONE SCHEDULE

PHASE II OPTION I CAGEWASH

131 OYSTER POINT

SOUTH SAN FRANCISCO, CA

08/26/24	Start of SDs (2 weeks)

08/30/24	Equipment List Duc from Encarda

09/13/24	SD Drawing Approval Duc from Encarda

09/13/24	HMIS List Duc from Encarda

09/30/24	DD Drawing Approval from Encarda

11/01/24	IFP Drawing Approval Duc from Encarda

The dates in this Schedule 5, are anticipated dates based on the current understanding of the project scope – and could be delayed subject to Tenant-requested Value Engineering, Tenant Change Requests, and/or other Tenant Delays. Permitting durations are estimated and subject to the responsiveness of the City of South San Francisco. Landlord, hereby agrees to continue to track progress toward these milestones and provide updates to Tenant.

SCHEDULE 5 TO

EXHIBIT B

EXHIBIT C

THE COVE

LIST OF EXISTING FURNITURE

Adjustable Desk and Task Chair: North Side: Approximately fifty-seven (57) desks and task chairs South Side: Approximately sixty-one (61) desks and task chairs
Central Board Room: Large table, projector, and nine (9) chairs
Check-In Station
Large Filing Cabinet
Lobby Soft Seating: Two (2) orange armchairs, coffee table, side table, and rug
Mother’s Room: Blue velvet armchair, small mini fridge, storage cabinet.
North Central Large Conference Room: Conference table, eight (8) chairs, TV mount
North Side Hall, Orange Armchair
Northeast Conference Room – Large: Conference table, eight (8) chairs
Northeast Conference Room – Small 1: Small collaboration table and three (3) task chairs
Northeast Conference Room – Small 2: Small collaboration table and three (3) task chairs
Northeast Conference Room – Small 3: Small collaboration table and three (3) task chairs
Northwest Conference Room – Medium: Small conference table and six (6) task chairs
Northwest Conference Room – Small 1: Three (3) task chairs

EXHIBIT C

Northwest Conference Room – Small 2: Three (3) task chairs
Planters: Two (2)
Rubbish and Recycling Bins: Throughout space
South Central Huddle Room 1 – Table: Small collaboration table and three (3) task chairs
South Central Conference Room – Medium: Conference table and six (6) chairs
Southeast Huddle Room 1: Two desk chairs
Southeast Huddle Room 2: Small collaboration table and two (2) task chairs
Southeast Conference Room – Large: Large conference table, TV mount, six (6) chairs, and one (1) desk chair
Under-Desk Storage: Approximately 118 cabinets
White Kitchen Chair

EXHIBIT C

EXHIBIT D

THE COVE

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of _______________, 20___ by and between HCP OYSTER POINT III, LLC, a Delaware limited liability company as Landlord, and the undersigned as Tenant, for Premises consisting of a portion of the office building located at 131 Oyster Point Boulevard, South San Francisco, California, certifies as of the date hereof as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on _____________, and the Lease Term expires on _______________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on ___________.

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: _________________.

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ______________. The current monthly installment of Base Rent is $ ___________.

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT D

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14. To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full, except for: ________________. All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at _______________ on the day of _____________, 20__.

“Tenant”:

ENCARDA, INC., a Delaware corporation

By:
Its:

By:
Its:

EXHIBIT D

EXHIBIT E

THE COVE

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Tenant Name: ENCARDA, INC., a Delaware corporation

Lease Address: 131 Oyster Point Boulevard, South San Francisco, California 94080

Lease Type (check correct box—right click to properties): ☐ Primary Lease/Lessee

☐ Sublease from:_____________________

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned site use, including a brief description of manufacturing processes and/or pilot plants planned for this site, if any.

2.0	HAZARDOUS MATERIALS – OTHER THAN WASTE

Will (or are) non-waste hazardous materials be/being used or stored at this site? If so, continue with the next question. If not, go to Section 3.0.

2-1	Are any of the following materials handled on the Property? ☐ Yes ☐ No

[A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.] If YES, check (right click to properties) the applicable correct Fire Code hazard categories below.

☐	Combustible dusts/fibers	☐	Explosives	☐	Flammable liquids

☐	Combustible liquids (e.g., oils)	☐	Compressed gas - inert	☐	Flammable solids/pyrophorics

☐	Cryogenic liquids - inert	☐	Compressed gas - flammable/pyrophoric	☐	Organic peroxides

☐	Cryogenic liquids - flammable	☐	Compressed gas - oxidizing	☐	Oxidizers - solid or liquid

☐	Cryogenic liquids - oxidizing	☐	Compressed gas - toxic	☐	Reactives - unstable or water reactive

☐	Corrosives - solid or liquid	☐	Compressed gas - corrosive	☐	Toxics - solid or liquid

EXHIBIT E

2-2.

For all materials checked in Section 2-1 above, please list the specific material(s), use(s), and quantities of each used or stored on the site in the table below; or attach a separate inventory. NOTE: If proprietary, the constituents need not be named but the hazard information and volumes are required.

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, &)

2-3.	Describe the planned storage area location(s) for the materials in Section 2-2 above. Include site maps and drawings as appropriate.

__________________________________________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

EXHIBIT E

2-4.

Other hazardous materials. Check below (right click to properties) if applicable. NOTE: If either of the latter two are checked (BSL-3 and/or radioisotope/radiation), be advised that not all lease locations/cities or lease agreements allow these hazards; and if either of these hazards are planned, additional information will be required with copies of oversight agency authorizations/licenses as they become available.

☐	Risk Group 2/Biosafety Level-2 Biohazards	☐	Risk Group 3/Biosafety Level-3 Biohazards	☐	Radioisotopes/Radiation

3.0	HAZARDOUS WASTE (i.e., REGULATED CHEMICAL WASTE)

Are (or will) hazardous wastes (be) generated? ☐ Yes ☐ No

If YES, continue with the next question. If not, skip this section and go to Section 4.0.

3-1.	Are or will any of the following hazardous (CHEMICAL) wastes generated, handled, or disposed of (where applicable and allowed) on the property?

☐	Liquids	☐	Process sludges	☐	PCBs
☐	Solids	☐	Metals	☐	wastewater

3-2.	List and estimate the quantities of hazardous waste identified in Question 3-1 above.

HAZARDOUS (CHEMICAL) WASTE GENERATED	SOURCE	WASTE TYPE		APPROX. MONTHLY QUANTITY with units	DISPOSITION [e. g., off-site landfill, incineration, fuel blending scrap metal; wastewater neutralization (onsite or off-site)]
		RCRA listed (federal)	Non- RCRA (California ONLY or recycle)
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐

3-3.	Waste characterization by: Process knowledge ☐ EPA lab analysis ☐ Both ☐

3-4.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility if applicable. Attach separate pages as necessary. If not yet known, write “TBD.”

Hazardous Waste Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

EXHIBIT E

3-5.

Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? NOTE: This does NOT mean fume hoods; examples include air scrubbers, cyclones, carbon or HEPA filters at building exhaust fans, sedimentation tanks, pH neutralization systems for wastewater, etc.

☐ Yes ☐ No If YES, please list/describe:_________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

4.0	OTHER REGULATED WASTE (i.e., REGULATED BIOLOGICAL WASTE, referred to as “Medical Waste” in California)

4-1.	Will (or do) you generate medical waste? ☐ Yes ☐ No If NO, skip to Section 5.0.

4-2.	Check the types of waste that will be generated, all of which fall under the California Medical Waste Act:

☐	Contaminated sharps (i.e., if contaminated with ≥ Risk Group 2 materials)	☐	Animal carcasses	☐	Pathology waste known or suspected to be contaminated with ≥ Risk Group 2 pathogens

☐	Red bag biohazardous waste (i.e., with ≥ Risk Group 2 materials) for autoclaving	☐	Human or non-human primate blood, tissues, etc. (e.g., clinical specimens)	☐	Trace Chemotherapeutic Waste and/or Pharmaceutical waste NOT otherwise regulated as RCRA chemical waste

4-3.	What vendor will be used for off-site autoclaving and/or incineration?

__________________________________________________________________________________________________

4-5.	Do you have a Medical Waste Permit for this site? ☐ Yes ☐ No, not required.

☐ No, but an application will be submitted.

5.0	UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)

5-1.

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? ☐ Yes ☐ No

NOTE: If you will have your own diesel emergency power generator, then you will have at least one AST! [NOTE: If a backup generator services multiple tenants, then the landlord usually handles the permits.]

If NO, skip to Section 6.0. If YES, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

UST or AST	Capacity (gallons)	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

EXHIBIT E

*

NOTE: The following are examples of leak detection / spill prevention measures: integrity testing, inventory reconciliation, leak detection system, overfill spill protection, secondary containment, cathodic protection.

5-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

5-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?

☐ Yes    ☐ No, not yet

If YES, please attach a copy of the required permit(s). See Section 7-1 for the oversight agencies that issue permits, with the exception of those for diesel emergency power generators which are permitted by the local Air Quality District (Bay Area Air Quality Management District = BAAQMD; or San Diego Air Pollution Control District = San Diego APCD).

5-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

__________________________________________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

5-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

☐ Yes    ☐ No

If YES, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

5-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

☐ Yes    ☐ No

For new tenants, are installations of this type required for the planned operations?

☐ Yes    ☐ No

If YES to either question in this Section 5-6, please describe.

6.0	ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

EXHIBIT E

7.0	OTHER REGULATORY PERMITS/REQUIREMENTS

7-1.

Does the operation have or require an industrial wastewater permit to discharge into the local National Pollutant Discharge Elimination System (NPDES)? [Example: This applies when wastewater from equipment cleaning is routed through a pH neutralization system prior to discharge into the sanitary or lab sewer for certain pharmaceutical manufacturing wastewater; etc.] Permits are obtained from the regional sanitation district that is treating wastewater.

☐ Yes   ☐ No   ☐ No, but one will be prepared and submitted to the Landlord property management company.

If so, please attach a copy of this permit or provide it later when it has been prepared.

7-2.

Has a Hazardous Materials Business Plan (HMBP) been developed for the site and submitted via the State of California Electronic Reporting System (CERS)? [NOTE: The trigger limits for having to do this are ≥ 200 cubic feet if any one type of compressed gas(except for carbon dioxide and inert simple asphyxiant gases, which have a higher trigger limit of ≥ 1,000 cubic feet); ≥ 55 gallons if any one type of hazardous chemical liquid; and ≥500 pounds of any one type of hazardous chemical solid. So a full-size gas cylinder and a 260- liter of liquid nitrogen are triggers! Don’t forget the diesel fuel in a backup emergency generator if the diesel tank size is ≥ 55 gallons and it is permitted under the tenant (rather than under the landlord).] NOTE: Each local Certified Unified Program Agency (CUPA) in California governs the HMBP process so start there. Examples: the CUPA for cities in San Mateo County is the County Environmental Health Department; the CUPA for the City of Hayward, CA is the Hayward Fire Department; the CUPA for Mountain View is the Mountain View Fire Department; and, the CUPA for San Diego is the County of San Diego Hazardous Materials Division (HMD),

☐ Yes   ☐ No, not required.   ☐ No, but one will be prepared and submitted, and a copy will be provided to the landlord property management company.

If one has been completed, please attach a copy. Continue to provide updated versions as they are completed. This is a legal requirement in that State law requires that the owner/operator of a business located on leased or rented real property shall notify, in writing, the owner of the property that the business is subject to and is in compliance with the Hazardous Materials Business Plan requirements (Health and Safety Code Chapter 6.95 Section 25505.1).

7-3.

NOTE: Please be advised that if you are involved in any tenant improvements that require a construction permit, you will be asked to provide the local city with a Hazardous Materials Inventory Statement (HMIS) to ensure that your hazardous chemicals fall within the applicable Fire Code fire control area limits for the applicable construction occupancy of the particular building. The HMIS will include much of the information listed in Section 2-2. Neither the landlord nor the landlord’s property management company expressly warrants that the inventory provided in Section 2-2 will necessarily meet the applicable California Fire Code fire control area limits for building occupancy, especially in shared tenant occupancy situations. It is the responsibility of the tenant to ensure that a facility and site can legally handle the intended operations and hazardous materials desired/ needed for its operations, but the landlord is happy to assist in this determination when possible.

EXHIBIT E

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT E

LETTER OF CREDIT RIDER

THE COVE

1. LETTER OF CREDIT

1.1 Delivery of Letter of Credit. Tenant shall cause the “Bank” (as such term is defined below) to issue and deliver to Landlord, concurrently with Tenant’s execution of the Lease, a letter of credit (the “L-C”) in the amount set forth in Section 1.7 below (the “L-C Amount”) that complies in full with all the terms and conditions of this Letter of Credit Rider. The L-C shall (i) be issued by the Bank, (ii) be irrevocable, unconditional, and payable upon demand in accordance with the terms of the L-C, (iii) have an initial expiration date not sooner than twelve (12) months from the issuance thereof; (iv) be maintained in effect, whether through renewal or extension, for the period commencing on the date of the Lease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended, (v) contain a provision that provides that the L-C shall be automatically renewed on an annual basis without amendment of the L-C or action of Landlord or Tenant unless the Bank delivers a written notice of non-extension to Landlord at thirty (30) days prior to the then expiry date of the L-C, without any action whatsoever on the part of Landlord, (vi) be fully assignable by Landlord, its successors and assigns, (vii) permit partial draws and multiple presentations and drawings, (viii) otherwise be in the form and content identical to the form attached to this Letter of Credit Rider as Schedule 1, and (ix) except as set forth in such form, otherwise be subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.

1.2 Bank. The term “Bank” as used herein shall mean a money-center, solvent and nationally recognized bank listed on the most current list of Global Systemically Important Banks (G-SIBs) as of the Effective Date, and otherwise acceptable to Landlord in its sole and absolute discretion, and that (i) accepts deposits, maintains accounts, has a local South San Francisco or San Francisco office which will accept draws on a letter of credit or allows draws by facsimile, and whose deposits are insured by the FDIC, (ii) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal, state, foreign, or common law; (iii) is not a “bridge bank” or other successor (whether by asset sale, merger, or otherwise) to any bank that was the original issuer of the L-C, or any entity that is under the control of the Federal Deposit Insurance Corporation as receiver or conservator, unless expressly approved in writing by Landlord in its sole and absolute discretion; and (iv) whose long-term, unsecured and unsubordinated debt obligations are rated of no less than “A” by Fitch Ratings Ltd. (“Fitch”) and a short term issuer rating of no less than “F1” by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service), unless otherwise expressly approved in writing by Landlord in its sole and absolute discretion (collectively, the “L-C Issuer Requirements”). If at any time: (a) the Bank does not meet any of the L-C Issuer Requirements; (b) the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any state or other governmental agency; or (c) Landlord determines in its sole and absolute discretion that the financial condition of the Bank changes in any materially adverse way, then the L-C shall be deemed to no longer comply with the terms and conditions of the Lease and Tenant shall, within twenty (20) business days following Landlord’s notice to Tenant, at in Landlord’s reasonable discretion, cause another bank meeting each of the L-C Issuer Requirements set forth herein to issue and deliver to Landlord a replacement L-C that fully complies in all respects with the requirements of this Letter of Credit Rider, provided, however, Tenant may instead elect to deposit with Landlord cash in an amount equal to the L-C Amount which cash shall be deemed L-C Proceeds (as such term is defined below) which Landlord shall be entitled to use and apply in accordance

LETTER OF

CREDIT RIDER

with this Letter of Credit Rider. If Tenant fails to replace such L-C or deposit cash, as is applicable, pursuant to the terms and conditions of this Section 1.2, then, notwithstanding anything in the Lease to the contrary, Landlord shall have the right to draw down on the entirety of the L-C, which cash proceeds shall be deemed L-C Proceeds which Landlord shall be entitled to use and apply in accordance with this Letter of Credit Rider. Tenant shall be responsible for the payment of any and all Tenant’s and Bank’s costs incurred with the review of any replacement L-C, which replacement is required pursuant to this Letter of Credit Rider or is otherwise requested by Tenant. On issuance and effectiveness of any replacement L-C required or allowed by this Letter of Credit Rider, “Bank” shall mean the issuer of such replacement L-C.

1.3 L-C Draw Events. Each of the following events shall constitute an “L-C Draw Event”: (i) Tenant shall have failed to pay when due any amount due to Landlord under the terms and conditions of the Lease beyond all applicable notice and cure periods (provided, that, if bankruptcy proceedings involving Tenant prohibit Landlord from declaring a default, then no such notice or cure periods are required); (ii) Tenant shall have failed to perform when due any of its obligations in accordance with the terms and conditions of the Lease beyond all applicable notice and cure periods (provided, that, if bankruptcy proceedings involving Tenant prohibit Landlord from declaring a default, then no such notice or cure periods are required); (iii) an Event of Default shall exist under the Lease; (iv) the Lease terminated prior to the expiration of the Term as a result of Tenant’s breach or default of any term or provision of the Lease; (v) Tenant has filed a voluntary petition under the United States Bankruptcy Code or has commenced, filed, or initiated any other bankruptcy, receivership, reorganization, insolvency, restructuring, or similar proceeding under any federal, state, or foreign laws or statutes; (vi) an involuntary petition has been filed against Tenant under the United States Bankruptcy Code or Tenant has become the subject of, has commenced against it, or is placed in any other bankruptcy, receivership, reorganization, insolvency, restructuring, or similar proceeding under any federal, state, or foreign laws or statutes that is not dismissed within sixty (60) days; (viii) the Lease has been rejected, repudiated, disaffirmed, or is deemed rejected, repudiated, or disaffirmed in any case commenced under the United States Bankruptcy Code or under any case or proceeding under any similar federal, state, or foreign, laws or statutes; (ix) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, and Tenant has not provided a replacement L-C that satisfies the requirements of the Lease at least thirty (30) days prior to such expiration; (x) Tenant has executed an assignment for the benefit of creditors, commenced an involuntary dissolution, become the subject of any involuntary dissolution proceeding, been suspended, or had its entity status has been cancelled otherwise terminated; or (xi) the Bank no longer satisfies any of the L-C Issuer Requirements and Tenant fails to provide a replacement L-C in accordance with the terms of this Letter of Credit Rider.

1.4 L-C Draw(s) and Use and Application of L-C Proceeds. Upon and at any time after the occurrence of any L-C Draw Event, Landlord, or its then managing agent, shall have the right, but not the obligation and without notice to Tenant, to draw upon the L-C, in whole or in part, in single or multiple draws to use as L-C Proceeds for the purposes provided hereinbelow. Following any draw or draws on the L-C, Landlord, in its sole and absolute discretion and without notice to Tenant, shall have the right at any time to apply any proceeds of L-C received by Landlord on account of any draw or draws (or in the event Tenant is required to deposit cash with Landlord as may be required by Section 1.2 above) (collectively, the “L-C Proceeds”) (i) to any and all amounts past due and owing by Tenant under the Lease, (ii) to any and all damages, costs, expenses, claims, liabilities, or other losses of any kind or nature that Landlord suffers, sustains, or incurs, or which Landlord reasonably estimates that it will suffer, sustain, or incur as a result of or related to any breach or default of the Lease by Tenant or the occurrence of any other L-C Draw Event, (iii) to any other amount necessary to compensate Landlord for any and all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would likely result therefrom; and/or (iv) to pay, compensate, or reimburse Landlord for any and all

LETTER OF

CREDIT RIDER

damages, costs, claims, expenses, liabilities, or other losses Landlord suffers, sustains, or incurs or Landlord reasonably estimates that it will suffer, sustain, or incur that arise out of, or are incurred in connection with, the termination of the Lease, including, without limitation, those damages and losses that Landlord may recover under the Lease and Section 1951.2 of the California Civil Code. The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the actual and reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

1.5 Unused/Unapplied L-C Proceeds. In the event Landlord receives any L-C Proceeds that are not applied or used as provided in Section 1.4 above (i) any unused or unapplied L-C Proceeds received by Landlord shall constitute Landlord’s sole and exclusive property (and not Tenant’s property or, in the event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship, or Tenant’s bankruptcy estate), (ii) Landlord shall not be required to keep the L-C Proceeds separate or apart from Landlord’s general funds or other assets or pay any interest on the L-C Proceeds, (iii) Landlord may, at any time and without notice to Tenant, and without obligation to do so, apply the L-C Proceeds in accordance with Section 1.4 above, at any time in Landlord’s sole and absolute discretion and without notice to Tenant, and (iv) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any L-C Proceeds actually received by Landlord which are not and cannot be used or applied by Landlord as provided in this Letter of Credit Rider; provided, however, that if prior to the L-C Expiration Date a voluntary or involuntary petition has been filed by or against Tenant under the United States Bankruptcy Code or Tenant has become the subject of, has commenced against it, or is placed in any other bankruptcy, liquidation, receivership, reorganization, insolvency, restructuring, or similar proceedings under any federal, state, or foreign laws, or if Tenant executes an assignment for the benefit of creditors, then Landlord shall not be obligated to make any payment to Tenant in the amount of the unused or unapplied L-C Proceeds until all preference or other avoidance claims and issues relating to payments, damages, losses, and other amounts due under the Lease have been fully and finally resolved. Tenant’s obligation to furnish the L-C and any use, application or retention by Landlord of all or any part of the L-C Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of the Lease and/or applicable law. No trust or fiduciary relationship is created under the Lease or otherwise between Landlord and Tenant with respect to the L-C Proceeds. The use, application or retention of the L-C or L-C Proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C or the L-C Proceeds, and such L-C or L-C Proceeds shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees and acknowledges that (a) the L-C constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the L-C Proceeds by application of Section 502(b)(6) of the United States Bankruptcy Code or otherwise.

LETTER OF

CREDIT RIDER

1.6 Replenishment, Renewal and Replacement of L-C. Tenant shall cause the L-C to be kept and maintained in full force and effect at all times during the Lease Term, as the same may be extended and through and including the L-C Expiration Date, and the Bank shall meet the L-C Issuer Requirements at all times during the Lease Term, as the same may be extended and through and including the L-C Expiration Date. Unless Tenant has a mandatory obligation to replace the L-C as expressly provided herein, Tenant shall have no right to replace the L-C without Landlord’s express written consent, which may be withheld by Landlord in its reasonable discretion. The new L-C shall comply with all terms and conditions of the Lease. If, as a result of any drawing by Landlord on the L-C, the amount of the L-C shall at any time be less than the L-C Amount, Tenant shall, within ten (10) days after written notice thereof from Landlord, provide Landlord with: (i) an amendment to the L-C restoring it to the L-C Amount, or (ii) an additional letter of credit in an amount equal to the deficiency, which additional letter of credit shall comply with all of the provisions of the Lease. If the L-C expires at any time earlier than the L-C Expiration Date, Tenant shall cause the Bank to deliver a certificate of renewal or extension of the L-C to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord. In furtherance of the foregoing, if the L-C has an expiration date prior to the L-C Expiration Date, Tenant shall cause the L-C to contain a so-called “evergreen provision,” whereby the L-C shall automatically be renewed, without amendment, unless at least thirty (30) days’ prior written notice of non-renewal is first provided by the Bank to Landlord. Notwithstanding anything in the Lease to the contrary, Tenant’s failure to timely provide Landlord with a renewed L-C, amended L-C, additional L-C or replacement L-C as and when required (i.e., within the requisite time periods) under this Letter of Credit Rider, shall constitute an Event of Default for which there shall be no notice or grace or cure periods applicable thereto.

1.7 L-C Amount; Maintenance of L-C by Tenant.

1.7.1 L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 8 of the Summary.

1.7.2 In General. Tenant further covenants and warrants that shall have no rights to either assign or encumber the L-C, the L-C Proceeds or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 above then, not later than thirty (30) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L-C or certificate of renewal or extension evidencing the L-C Expiration Date as sixty (60) days after the expiration of the Option Term. Notwithstanding anything to the contrary herein, (i) if Landlord draws on the L-C due to Tenant’s violation of the Lease beyond applicable notice and cure periods, such draw shall be in the amount required to cure such default, and (ii) if Landlord draws on the L-C due to Tenant’s failure to timely renew or provide a replacement L-C, such failure shall not be considered a default under the Lease and Landlord shall return such cash proceeds upon Tenant’s presentation of a replacement L-C that satisfies the requirements of the Lease, subject to reasonable satisfaction of any preference risk to Landlord.

1.8 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in under the Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said LC to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and

LETTER OF

CREDIT RIDER

submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

1.9 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C, the L-C Proceeds, or any renewal thereof or substitute therefor be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C and the L-C Proceeds (including any renewal thereof or substitute therefor or any proceeds thereof) are not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Letter of Credit Rider and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of the Lease, including any damages Landlord suffers following termination of the Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of the Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

1.10 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the LC, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of the Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

1.11 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C or the L-C Proceeds:

1.11.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts or demands for payment drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

1.11.2 Any attachment, garnishment, or levy in any manner upon either the L-C Proceeds or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

LETTER OF

CREDIT RIDER

1.12 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper draw, presentment or payment related to the L-C, or Landlord’s use or application of any L-C Proceeds, shall be the right to obtain from Landlord a refund of any L-C Proceeds that were actually received by Landlord and improperly used or applied under this Letter of Credit Rider, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant, to the extent otherwise required pursuant to this Letter of Credit Rider, first increases the amount of such L-C to the amount (if any) then required under the applicable provisions of the Lease or provide a Landlord with a replacement letter of credit in the L-C Amount then in effect that complies in full with all the terms and conditions of the Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C or any demand for payment under the L-C, or the Bank’s payment of sight drafts or demands for payment drawn under the L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

LETTER OF

CREDIT RIDER

SCHEDULE 1 TO LETTER OF CREDIT RIDER

FORM OF LETTER OF CREDIT

ISSUING BANK:

BANK OF AMERICA, N.A.

ONE FLEET WAY

PA6-580-02-30

SCRANTON, PA 18507-1999

SWIFT:    BOFAUS3N

BENEFICIARY:

HCP OYSTER POINT III, LLC

C/O Healthpeak OP, LLC

3000 Meridian Boulevard, Suite 200

Franklin, TN 37067

Attn: Legal Department

APPLICANT:

ENCARDA THERAPEUTICS, INC.

131 OYSTER POINT BOULEVARD, #2

SOUTH SAN FRANCISCO, CALIFORNIA 94080

AMOUNT: USD413,344.50 (FOUR HUNDRED THIRTEEN THOUSAND THREE

HUNDRED FORTY-FOUR AND 50/100 U.S. DOLLARS)

EXPIRATION DATE: 12 MONTHS FROM ISSUANCE

WE HEREBY ISSUE THIS IRREVOCABLE STANDBY LETTER OF CREDIT NO. ————— IN YOUR FAVOR, FOR THE ACCOUNT OF THE APPLICANT, EFFECTIVE IMMEDIATELY, FOR A SUM NOT EXCEEDING FOUR HUNDRED THIRTEEN THOUSAND THREE HUNDRED FORTY-FOUR AND 50/100 U.S. DOLLARS (USD413,344.50) WHICH EXPIRES ON ———— AT OUR OFFICE AND AVAILABLE BY YOUR DRAFT(S) DRAWN ON US AT SIGHT, IN THE FORM OF EXHIBIT “A” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENT.

1.	BENEFICIARY’S DATED AND SIGNED STATEMENT, STATING ANY ONE OF THE FOLLOWING WITH INSTRUCTIONS IN BRACKETS THEREIN COMPLETED:

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD ———— IN ACCORDANCE WITH THE TERMS OF THAT

LETTER OF

CREDIT RIDER

CERTAIN OFFICE LEASE DATED ———— BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO THE BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.” OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY HAS RECEIVED A WRITTEN NOTICE OF BANK OF AMERICA, N.A.’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ———— AND LESS THAN SIXTY (60) DAYS REMAIN PRIOR TO THE EXPIRATION OF SUCH LETTER OF CREDIT.” OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ———--AS A RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR STATE BANKRUPTCY CODE BY TENANT UNDER THAT CERTAIN OFFICE LEASE DATED ———— BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.” OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ———— AS A RESULT OF THE FILING OF AN INVOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED ———— BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.” OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ———— AS THE RESULT OF THE REJECTION OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED ———— BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

LETTER OF

CREDIT RIDER

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD (S) OF ONE YEAR EACH FROM THE CURRENT EXPIRATION DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU IN WRITING BY REGISTERED MAIL OR OVERNIGHT COURIER AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD. HOWEVER, IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND FEBRUARY 28, 2029.

ANY SUCH NOTICE SHALL BE EFFECTIVE WHEN SENT BY US AND UPON SUCH NOTICE TO YOU, YOU MAY DRAW AT ANY TIME PRIOR TO THE THEN CURRENT EXPIRATION DATE, UP TO THE FULL AMOUNT THEN AVAILABLE HEREUNDER, AGAINST YOUR DRAFT (S) DRAWN ON US AT SIGHT ACCOMPANIED BY YOUR STATEMENT, SIGNED AND DATED BY AN AUTHORIZED SIGNATORY, STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION. ALL CHARGES ARE FOR THE ACCOUNT OF THE APPLICANT. SUCH TRANSFER FORM IS ATTACHED AS EXHIBIT “B”.

PRESENTATION OF SUCH DRAFT (S) AND DOCUMENT (S) MAY BE MADE AT OUR OFFICE LOCATED AT BANK OF AMERICA, N.A., 1 FLEET WAY, MC: PA6-580-02-30, SCRANTON, PA 18507-1999, BY OVERNIGHT COURIER, OR BY TELECOPY TO FACSIMILE NO. 800-755-8743, CONFIRMED BY TELEPHONE TO 800-370-7519. IF PRESENTED BY FAX, DOCUMENTS ARE NOT REQUIRED TO BE SENT BY COURIER.

WE HEREBY AGREE WITH YOU THAT DRAFT (S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON DUE PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE OF THIS LETTER OF CREDIT.

LETTER OF

CREDIT RIDER

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A CERTIFIED TRUE COPY OF THE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN INDEMNIFICATION FORM ACCEPTABLE TO US (SUCH FORM IS AVAILABLE UPON REQUEST).

IF DEMAND FOR PAYMENT IS MADE BY 10:00 AM EASTERN TIME IN CONFORMITY WITH THE TERMS AND CONDITIONS HEREOF, PAYMENT SHALL BE MADE TO BENEFICIARY ON THE SECOND BUSINESS DAY, IF DEMAND FOR PAYMENT IS MADE AFTER 10:00 AM EASTERN TIME IN CONFORMITY WITH THE TERMS AND CONDITIONS HEREOF, PAYMENT SHALL BE MADE TO BENEFICIARY ON THE THIRD BUSINESS DAY.

AS USED IN THIS LETTER OF CREDIT “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN PENNSYLVANIA ARE REQUIRED OR AUTHORIZED TO CLOSE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO.

IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION PLEASE CALL 800-370-7519.

BANK OF AMERICA, N.A.

AUTHORIZED SIGNATURE
DATE:
NAME:
TITLE:

LETTER OF

CREDIT RIDER

EXHIBIT A

BANK OF AMERICA, N.A. LETTER OF CREDIT NUMBER—————

FACE OF THE DRAFT

USD:

DATE:

AT SIGHT PAY TO THE ORDER OF ——————— (AMOUNT IN WORDS) US DOLLARS DRAWN UNDER BANK OF AMERICA IRREVOCABLE LETTER OF CREDIT NO. ——————- DATED —————.

TO: BANK OF AMERICA

1 FLEET WAY

SCRANTON, PA 18507-1999

ATTN: GLOBAL TRADE OPERATIONS

BENEFICIARY NAME (FILL IN)

AUTHORIZED SIGNATURE BACK OF DRAFT

BENEFICIARY NAME (FILL IN)

AUTHORIZED SIGNATURE

LETTER OF

CREDIT RIDER

LEASE

THE COVE

HCP OYSTER POINT III, LLC, a Delaware limited liability company,

as Landlord,

and

ENCARDA, INC.,

a Delaware corporation,

as Tenant.

EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	LIST OF EXISTING FURNITURE
D	FORM OF TENANT’S ESTOPPEL CERTIFICATE
E	ENVIRONMENTAL QUESTIONNAIRE

LETTER OF CREDIT RIDER

INDEX

Page(s)
Abatement Event	43
Additional Notice	43
Advocate Arbitrators	11
Alterations	27
Base Rent	12
Brokers	52
Building	6
Building Structure	26
Building Systems	26
Casualty	31
Common Areas	7
Comparable Buildings	10
Contemplated Effective Date	36
Contemplated Transfer Space	36
Delivery Date	4
Direct Expenses	13
Estimate	18
Estimate Statement	18
Estimated Direct Expenses	18
Existing Hazardous Materials	22
Expense Year	13
Force Majeure	49
HVAC	24
Initial Notice	43
Intention to Transfer Notice	36
Landlord	1
Landlord Parties	29
Landlord Repair Notice	32
L-C	1
L-C Amount	1
Lease	1
Lease Commencement Date	9
Lease Expiration Date	9
Lease Term	9
Lease Year	9
Lines	44
Mail	49
Management Fee Cap	15
Net Worth	37
Neutral Arbitrator	11
Nine Month Period	36
Notices	49
Objectionable Name	44

Page(s)
Operating Expenses	13
Option Rent	10
Original Improvements	30
Outside Agreement Date	10
Premises	4
Project	6
Sign Specifications	44
Statement	18
Subject Space	34
Summary	1
Tax Expenses	16
Tenant	1
Tenant Work Letter	4
Tenant’s Share	17
Transfer Notice	34
Transferee	34